                                                                Reg No. 333-2347

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-2

                         POST-EFFECTIVE AMENDMENT NO. 4
                                       TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           C.M. LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                                    06-101383
                      (I.R.S. Employer Identification No.)

                                140 Garden Street
                           Hartford, Connecticut 06154
                                 (800) 234-5606
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Ann F. Lomeli
                                    Secretary
                           C.M. Life Insurance Company
                                140 Garden Street
                               Hartford, CT 06154
                                 (800) 234-5606
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

  Approximate date of commencement of proposed sale to the public: May 1, 1998

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check
the following box.         [X]

                           C.M. LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)

            Form S-2 Item Number and Caption Heading in Prospectus

1.  Forepart of the Registration
    Statement and Outside
    Front Cover Page of Prospectus..............    Outside Front Cover Page

2.  Inside Front and Outside Back
    Cover Pages of Prospectus...................    Summary; Table of Contents

3.  Summary Information,
    Risk Factors and
    Ratio of Earnings to
    Fixed Charges...............................    Outside Front Cover Page;
                                                    Summary; Definitions

4.  Use of Proceeds.............................    Investments

5.  Determination of
    Offering Price..............................    Not Applicable

6.  Dilution....................................    Not Applicable

7.  Selling Security Holders....................    Not Applicable

8.  Plan of Distribution........................    Distributor of the Contracts

9.  Description of Securities
    to be Registered............................    Summary; The Panorama Plus
                                                    Annuity Contract; Panorama
                                                    Plus Investment Accounts;
                                                    Distributions Under the
                                                    Contract; Charges and
                                                    Deductions; Appendix I;
                                                    Appendix II

10. Interest of Named Experts
    and Counsel.................................    Not Applicable

11. Information with Respect
    to the Registrant...........................    C.M. Life Insurance Company;
                                                    Panorama Plus Investment
                                                    Accounts; Additional
                                                    Information About C.M. Life;
                                                    Regulation

12. Incorporation of Certain Information
    by Reference................................    Not Applicable

13. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities.................................    Not Applicable

                                   PROSPECTUS
                                   MAY 1, 1998
                           C.M. Life Insurance Company
               Fixed Account with Interest Rate Factor Adjustment

             Offered through Panorama Plus Variable Annuity Contract

This prospectus (the "Prospectus") describes C.M. Life Insurance Company's ("C.M. Life" or the "Company") Fixed Account (the "Fixed Account") with Interest Rate Factor Adjustment. The Fixed Account is available for use with the Panorama Plus Variable Annuity Contract (the "Contract") issued by C.M. Life. The Fixed Account constitutes an account to which a Contract Owner may allocate purchase payments or Accumulated Value in accordance with the Contract's transfer rules. Since the Fixed Account is available only through the Contract, an investor should carefully review the discussion of the Contract contained in that prospectus. The focus of this Prospectus is limited to the Fixed Account's operations and features.

C.M. Life guarantees specified rates of interest for amounts allocated to the Fixed Account for specified periods of time. The interest rate stipulated for a particular period (the Guaranteed Rate) is an annual effective yield. Although Guaranteed Rates will fluctuate, they will never go below 3%. C.M. Life's assets, including amounts allocated to the Fixed Account, are available to meet the guarantees associated with the Fixed Account. These assets are chargeable with liabilities arising from other business of the Company. Purchase payments and transfers of Accumulated Value may be made among the Fixed Account and to the sub-accounts of the Panorama Plus Separate Account.

Please note that amounts taken from the Fixed Account by partial or full redemption, other than during the Window Period are subject to an Interest Rate Factor Adjustment. Therefore a Contract Owner may experience a negative investment return.

The annuity benefits available under the Contract may be either fixed or variable amounts or a combination of both. The Accumulated Value prior to maturity and the amount of any variable annuity payments thereafter will vary with the investment performance of the Sub-Accounts selected and the amounts allocated to the Fixed Account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES OF PANORAMA PLUS, PANORAMA SERIES FUND, INC., AND OPPENHEIMER VARIABLE ACCOUNT FUNDS.

                           C.M. Life Insurance Company
                                140 Garden Street

                               Hartford, CT 06154
                                 1-800-272-2216


Table of Contents
Definitions-------------------------------------------------------------------------------------------------- 3
I.    Product Description------------------------------------------------------------------------------------ 4
      The General Account------------------------------------------------------------------------------------ 4
      Transfers---------------------------------------------------------------------------------------------- 5
      Dollar Cost Averaging---------------------------------------------------------------------------------- 6
      Surrenders--------------------------------------------------------------------------------------------- 7
II.   Interest Rate Factor Adjustment Calculation------------------------------------------------------------ 8
III.  The Interest Rate Factor Adjustment's Applicability on Surrender---------------------------------------10
IV.   Investments by C.M. Life-------------------------------------------------------------------------------11
V.    Distributor of the Contracts---------------------------------------------------------------------------11
VI.   Federal Taxation Discussion----------------------------------------------------------------------------11
VII.  Accounting Practices-----------------------------------------------------------------------------------11
VIII. Management's Discussion and Analysis of Financial Condition and
      Results of Operations----------------------------------------------------------------------------------11
      Results of Operations----------------------------------------------------------------------------------12
      Statement of Financial Position------------------------------------------------------------------------14
      Liquidity and Capital Resources------------------------------------------------------------------------15
      Inflation----------------------------------------------------------------------------------------------16
      Investments--------------------------------------------------------------------------------------------17
IX.   C.M. Life and MassMutual - Description of the Business-------------------------------------------------24
      Competition--------------------------------------------------------------------------------------------24
      Regulation---------------------------------------------------------------------------------------------25
X.    Experts and Additional Information---------------------------------------------------------------------25
XI.   Selected Historical Financial Data---------------------------------------------------------------------25

Definitions

Accumulation Period: The period from the Contract Issue Date through the day proceeding the Annuity Income Date.

Accumulation Unit: A unit of measure used to determine the value of the Separate Account Balance during the Accumulation Period.

Annuitant: The person upon whose life the Annuity Income payments are to be made. On or after the Annuity Income Date, the Annuitant shall also include any Joint Annuitant selected in accordance with Annuity Income Options.

Annuity Income Date: The date on which the Annuity Income payments begin. The earliest Annuity Income Date that may be elected is the fifth anniversary of the Contract Issue Date. The latest Annuity Income Date that may be elected is the Annuitant's 85th birthday.

Annuity Income: The payments that will begin on the Annuity Income Date. The amount of Annuity Income payments will be based on the Contract Balance and the age(s) and sex(es) of the Annuitant (and Joint Annuitant, if Annuity Option C or D is elected), as well as on the Annuity Option selected.

Annuity Options: Options available for payment of Annuity Income.

Annuity Period: The period which begins on the Annuity Income Date and ends with the last Annuity Income payment.

Annuity Service Center: Notices, Written Requests, and Purchase Payments under the Contract must be sent to the Annuity Service Center, H562, Springfield, MA 01102-9067, telephone number 1-800-272-2216. All sums payable by C.M. Life under the Contract are payable only at the Annuity Service Center.

Annuity Unit: A unit of measure used to determine the amount of each Variable Annuity Income payment.

Application: The document signed by the Contract Owner that evidences the Contract Owner's application for the Contract.

Beneficiary: The person(s) designated to receive the Death Benefit provided under the Contract.

Code: The Internal Revenue Code of 1986, as amended.

Contingent Annuitant: The person designated to receive all of the benefits otherwise due the Annuitant if the Annuitant dies before the Annuity Income Date, provided such person is less than 85 years of age on the Annuitant's date of death.

Contract Balance(s): The sum of the General Account Balance and the Separate Account Balance.

Contract: The Panorama Plus individual flexible premium deferred annuity contract, or the individual certificate issued under a Panorama Plus group flexible premium deferred annuity contract, that is described in this Prospectus.

Contract Issue Date: The date on which the Contract becomes effective.

Contract Owner: The person or entity entitled to the ownership rights stated in the Contract.

Contract Year: The first Contract Year is the annual period which begins on the Contract Issue Date. Subsequent Contract Years begin on each anniversary of the Contract Issue Date.

Five-Year Period: Any of the successive five-year periods which begin on the date of the initial Purchase Payment to the General Account.

Fixed Annuity: An annuity with payments that do not vary as to dollar amount.

Funds: The Separate Account invests in shares of various investment Portfolios of two mutual funds ("Funds"): the Panorama Series Fund, Inc. ("Panorama Fund") and the Oppenheimer Variable Account Funds ("OVAF"). Both Funds are diversified, open-end management investment companies. The following six (6) Portfolios are available under the Contract: the Oppenheimer Money Fund ("Money Portfolio") and the Oppenheimer Bond Fund ("Bond Portfolio") of OVAF, and the Government Securities Portfolio, the Total Return Portfolio, the Growth Portfolio, and the International Equity Portfolio of the Panorama Fund. Each Portfolio is managed for investment purposes as if it were a separate investment company issuing its own shares.

General Account: The portion of the Contract, if any, which is credited with a specified interest rate, and which is held as part of the general assets of C.M. Life and not as part of the Separate Account.

General Account Balance: The value of the General Account during the Accumulation Period.

Guaranteed Interest Rate: The effective annual interest rate which C.M. Life will credit on the General Account Balance. The Guaranteed Interest Rate will be reset quarterly in the sole discretion of C.M. Life, and will never be less than 3%. Although this minimum interest rate is guaranteed, there is no guaranteed Surrender Value.

Investment Accounts: The General Account and Separate Account available for Purchase Payments under the Contract.

Net Purchase Payment: A Purchase Payment less any Premium Tax.

Premium Tax: A tax imposed by certain states when a Purchase Payment is made, when Annuity Income begins, or when the Contract is Surrendered.

Purchase Payment: A deposit made to the Contract.

Revision Date: The date of any revised Contract schedule. A revised Contract schedule bearing the latest Revision Date will supersede all previous Contract schedules.

Separate Account: C.M. Life's Panorama Plus Separate Account, which consists of assets set aside by C.M. Life, the investment performance of which is kept separate from that of the general assets and all other separate account assets of C.M. Life.

Separate Account Balance: The value of the Separate Account during the Accumulation Period.

Sub-Account: Separate Account assets are divided into Sub-Accounts which are listed in the Contract Schedule. Assets of each Sub-Account will be invested in shares of a corresponding Portfolio or Fund. C.M. Life reserves the right to eliminate or add Sub-Accounts and to change investment companies, or to substitute other investments for Fund shares, in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

Surrender: An election in the form of a Written Request by the Contract Owner made prior to the Annuity Income Date and before a Death Benefit has become payable, to withdraw all or a portion of the Contract Balance in exchange for a cash payment.

Surrender Value: The proceeds payable upon a Surrender of the Contract, equal to the Contract Balance (a) minus any applicable Surrender Charge, (b) minus the Contract Maintenance Fee, (c) minus any applicable Premium Tax, and (d) plus or minus any applicable Interest Rate Factor Adjustment. There is no guaranteed or minimum Surrender Value.

Treasury Index Rates: The annual interest rates payable on U.S. Treasury securities with l-year, 2-year, 3-year, and 5-year maturities, published weekly by the Federal Reserve. Index Rates for intermediate periods shall be interpolated from the applicable interest rates.

Valuation Date: Every day on which C.M. Life and the New York Stock Exchange ("NYSE") (or its successor) are open for business, except any day on which trading on the NYSE is restricted, or on which an emergency exists, as determined by the Securities and Exchange Commission ("SEC"), or respective governing bodies of the NYSE so that valuation or disposal of securities is not practicable.

Valuation Period: The period of time beginning on the day following any Valuation Date and ending on the next Valuation Date. A Valuation Period may be more than one day.

Valuation Time: The time of the close of NYSE (or its successor) on a Valuation Date. All actions which are to be performed on a Valuation Date will be performed as of the Valuation Time.

Variable Annuity: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

Window Period: The last thirty (30) days of each Five-Year Period. During a Window Period, part or all of the General Account Balance may be transferred to any Sub-Account of the Separate Account or surrendered without incurring a Surrender Charge or an Interest Rate Factor Adjustment. Also, part or all of the Separate Account Balance may be surrendered without incurring a Surrender Charge during the Window Period.

Written Request: A request in writing, in a form satisfactory to C.M. Life, which is received by the Annuity Service Center.


I. Product Description

The General Account

The General Account is made up of all of the assets of C.M. Life other than those allocated to separate accounts. Purchase Payments will be allocated to the General Account to the extent elected by the Contract Owner at the time of the initial Purchase Payment or as subsequently elected. Subject to certain limitations, all or part of the Separate Account Balance may be transferred to the General Account as described under "Transfers." Assets supporting amounts allocated to the General Account become part of C.M. Life's general account assets and are available to fund the claims of all classes of customers, policy owners and other creditors of C.M. Life. Interests under the Contract relating to the General Account are registered under the Securities Act of 1933, as amended, ("1933 Act") but the General Account is not registered under the 1940 Act.

Contract Balances in the General Account will not share in the investment performance of the General Account. Instead, C.M. Life will pay a specified rate of interest on such balance. The interest rate credited to General Account Balances will vary at the sole discretion of C.M. Life. The Contract Owner should check with his or her registered representative or the Annuity Service Center for current availability. However, C.M. Life will credit interest at an effective annual rate of not less than 3% per year, compounded annually, to amounts allocated to the General Account under the Contract. C.M. Life is not obligated to credit any interest in excess of 3%. There is no specific formula for the determination of the interest rate. Some of the factors that C.M. Life may consider in determining the interest rate are: general economic trends; rates of return currently available and anticipated on C.M. Life's investments; expected investment yields; regulatory and tax requirements; and competitive factors. C.M. Life may, with respect to investments and average terms of investments, use dedication (cash flow matching), and/or duration matching, or other methods to minimize C.M. Life's risk in volatile interest rate environments of not achieving the rates it is crediting. C.M. Life resets this rate periodically. ANY INTEREST CREDITED TO AMOUNTS ALLOCATED TO THE GENERAL ACCOUNT IN EXCESS OF 3% PER YEAR WILL BE DETERMINED AT THE SOLE DISCRETION OF C.M. LIFE. THE CONTRACT OWNER ASSUMES THE RISK THAT INTEREST CREDITED ON AMOUNTS ALLOCATED TO THE GENERAL ACCOUNT MAY NOT EXCEED 3% PER YEAR. It currently resets the rate quarterly, but in the future the rate may be reset more or less frequently. The Contract Owner also assumes the risk that the Surrender Value of amounts allocated to the General Account will be less than the General Account Balance, and less than the Net Purchase Payments allocated to the General Account.

C.M. Life is aware of no statutory limitations on the maximum amount of interest it may credit, and the Board of Directors has set no limitations. However, inherent in C.M. Life's exercise of discretion in this regard is the equitable allocation of distributable earnings and surplus among its various policy-holders and Contract Owners and to its sole stockholder.

Surrenders of General Account Balances may be subject to an Interest Rate Factor Adjustment (as well as a Surrender Charge), so Surrender proceeds may be less than Purchase Payments. The Interest Rate Factor Adjustment may also apply to any General Account Balance applied to Variable Annuity Income payments. The Adjustment does not apply to Contracts issued to Pennsylvania residents. For more information, see Surrender Charge and Interest Rate Factor Adjustment.

C.M. Life will invest the assets of the General Account in those assets chosen by C.M. Life and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies, and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

C.M. Life intends to invest assets of the General Account primarily in debt instruments as follows: (1) securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; (2) debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB) or any other nationally recognized rating service; (3) other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by C.M. Life's management to have an investment quality comparable to securities which may be purchased as stated above; (4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate; (5) private placements (i.e., securities not registered with the SEC, and for which there may not be a liquid market); and (6) below investment grade debt instruments. Instruments rated "Baa" and/or "BBB" or lower normally involve a higher risk of default and are less liquid than higher rated instruments. If the rating of an investment grade debt security held by C.M. Life is subsequently downgraded to below investment grade, the decision to retain or dispose of the security will be made based upon an individual evaluation of the circumstances surrounding the downgrading, and the prospects for continued deterioration, stabilization and/or improvement. C.M. Life is not obligated to invest amounts allocated to the General Account according to any particular strategy, except as may be required by applicable state insurance laws. Investments not indicated herein may also be made.

C.M. Life may utilize a "segregated account" within its general asset account in connection with the General Account Contract Balances. Nevertheless, Contract Owners who allocate amounts to the General Account do not share in the investment performance of that segregated account or any other portion of the assets of C.M. Life. Accordingly, in contrast to the Panorama Plus Separate Account, there are no "units" or calculation of "unit values" to measure the investment performance of the General Account.

Transfers

The Contract Owner may transfer Contract Balance amounts to or from the General Account and/or any Sub-Account of the Separate Account, within certain limits, as described below. Although no fee is currently imposed on transfers, C.M. Life reserves the right to charge such a fee in the future, and to otherwise restrict the transfer privilege in any way, or to eliminate it entirely.

During the Accumulation Period, the Contract Owner (or the Beneficiary, if a Death Benefit has become payable) may transfer Contract Balance amounts, subject to the following provisions.

 .   The Contract Owner signs and submits a Written Request for a transfer which is received by the Annuity Service Center.

 .   The minimum transfer amount is $100.

 .   The total amount of all transfers to or from the General
    Account during each Contract Year is limited to the greater of: (i) 30% of the General Account Balance as of the end of the immediately preceding Contract Year; or (ii) $25,000.

 .   Transfers between the General Account and the Money Sub-Account (together, the "Competing Accounts") are only permitted during a Window Period. In addition, for a period of ninety (90) days following a transfer out of one Competing Account, no transfers (i.e., from any Account) may be made into the other Competing Account.

 .   Similarly, for a period of ninety (90) days following a transfer into either
    Competing Account, no transfers (i.e., to any account) may be made out of the other Competing Account.

During the Annuity Period, the Contract Owner (who may or may not be the Annuitant) may not make any transfers to or from the General Account.

Dollar Cost Averaging

Except as otherwise provided, amounts from Sub-Accounts and the General Account may be transferred at regular intervals. This election is called "Dollar Cost Averaging."

Upon Written Request, a Contract Owner may elect Dollar Cost Averaging ("DCA") to begin at any time during the Accumulation Period, except as otherwise provided in DCA Option 2 - Fixed Dollar Amount Transfers described below. There is currently no charge for DCA. However, the Company reserves the right to charge for DCA in the future. The Contract Owner may not simultaneously participate in both DCA and Systematic Withdrawals. (See Systematic Withdrawals.)

DCA will begin when a properly completed Written Request from the Contract Owner is received by the Company at least five (5) business days prior to the transfer start date selected by the Contract Owner. If the DCA start date is less than five (5) days after the date the Written Request is received by the Company, the Company may defer the DCA start date for one (1) month. If no start date has been selected, the Company will automatically start DCA within five (5) business days after the Written Request is received.

If DCA is elected, the Contract Owner may direct the transfer of amounts at regular intervals under one of the following options:

    DCA OPTION 1 FROM THE SUB-ACCOUNTS - Transfers to the General Account are not permitted.

    DCA OPTION 2 - FIXED DOLLAR AMOUNT TRANSFERS - This option provides for the transfer of fixed dollar amounts at regular intervals from the General Account to one or more of the Sub-Accounts (other than the Money Market Sub-Account). Transfers must be for at least $100 per transferee Sub-Account. Total transfers from the General Account are limited in the Contract Year of the initial Purchase Payment to the greater of: (i) 30% of the initial Purchase Payment; or (ii) $25,000. In subsequent Contract Years total transfers from the General Account are limited to the greater of: (i) 30% of the General Account Balance as of the end of the immediately preceding Contract Year; or (ii) $25,000. Election into this option may only be made during the Accumulation Period as follows: at the time of the initial Purchase Payment into the General Account; or, in subsequent years, on the Contract Year anniversary, provided that the Company receives the Written Request for this election at least five (5) business days in advance of such anniversary.

    DCA OPTION 3 - INTEREST ONLY TRANSFERS - This option provides for the transfer of the credited interest of the General Account at regular intervals to one or more of the Sub-Accounts (other than the Money Market Sub-Account). The transferred amount is comprised of the credited interest for the selected interval (e.g., monthly, quarterly). The $100 minimum transfer amount does not apply to this option. To participate in this option, there is a $5,000 minimum General Account Balance required at the time of each transfer.

    DCA OPTIONS 2 & 3 FROM THE GENERAL ACCOUNT - These options provide for the transfer of amounts at regular intervals from the General Account to one or more of the Sub-Accounts (other than the Money Market Sub-Account). Except during the Window Period, additional transfers from the General Account are not permitted while a DCA option 2 or 3 is in effect.

Changes in the terms of any option elected (such as amount transferred or Sub-Account designation) may be made by Written Request to terminate the existing DCA, along with a Written Request providing new DCA elections.

    DCA will terminate when any of the following occurs:

    (1) the number of designated transfers has been completed;

    (2) the value of the General Account or Sub-Account is insufficient to complete the next transfer;

    (3) Written Request from the Contract Owner is received at least five (5) business days prior to the next transfer date;

    (4) for Option 3, where the General Account balance falls below $5,000;

    (5) the Annuity Income Date arrives; or

    (6) the Contract is terminated.

Except as otherwise provided, Dollar Cost Averaging is subject to the transfer provisions of the Contract. (See Transfers) Dollar Cost Averaging is not currently available in all states.

Surrenders

The Contract Owner may surrender all or a portion of the Contract Balance in exchange for a cash payment from C.M. Life. The proceeds payable upon a full Surrender are the Contract Balance less any applicable Surrender Charge, Contract Maintenance Fee, any applicable premium taxes, and plus or minus any applicable Interest Rate Factor Adjustment. The net proceeds payable upon full Surrender equal the "Surrender Value." There is no minimum or guaranteed Surrender Value. The proceeds payable upon a partial Surrender are the Surrender amount requested; any applicable Surrender Charge is subtracted from, and any applicable Interest Rate Factor Adjustment is added to, or subtracted from, the remaining Contract Balance. There is no Surrender Charge or Interest Rate Factor Adjustment on Surrenders during a Window Period. Any Surrender Charge or Contract Maintenance Fee imposed on Surrender will be allocated among the General Account and the Sub-Accounts in the same manner (pro rata) as the Contract Balance subject to Surrender is allocated among the General Account and the Sub-Accounts. For Contracts issued to Pennsylvania residents, the Contract Maintenance Fee will be allocated pro rata among the Sub-Accounts. Any applicable Interest Rate Factor Adjustment imposed on a Surrender will be imposed only on the amount of General Account Balance subject to Surrender. For partial Surrenders, the Contract Owner must specify the Investment Account or Sub-Account from which surrendered amounts should be taken.

The minimum amount that can be withdrawn from any Sub-Account or the General Account is $100. In addition, following any partial Surrender, the remaining Contract Balance must be at least $250. If the processing of a partial Surrender request would result in a remaining Contract Balance of less than $250, C.M. Life will treat the partial Surrender request as a full Surrender of the Contract, and the Surrender Value will be paid. Following payment of the Surrender Value, the Contract will be canceled.

The Contract Owner may request the Contract Balance at any time during the life of the Annuitant and Contract Owner and prior to the Annuity Income Date, by sending a Written Request to the Annuity Service Center. Surrenders are permitted any time during the Accumulation Period.
(See Annuity Options.)

C.M. Life will process all partial Surrender and full Surrender requests within seven (7) calendar days (unless a shorter period is required under applicable law) following receipt by the Annuity Service Center of the Contract Owner's Written Request in proper form, except in the following situations for the following Accounts.

General Account - C.M. Life reserves the right to defer payment of any Surrender from the General Account for up to six (6) months.

Separate Account - C.M. Life reserves the right to defer the payment of any Surrender from the Separate Account as permitted by the 1940 Act. Such delay may occur because: (i) the New York Stock Exchange is closed for trading; (ii) the SEC determines that a state of emergency exists; or (iii) an order or pronouncement of the SEC permits a delay for the protection of Contract Owners.

In addition, a Purchase Payment amount is not available to satisfy a Written Request for Surrender until the check, or other instrument by which such Purchase Payment was made, has been honored.

Beginning in the second Contract Year, the Contract Owner is entitled to an annual Free Surrender Amount, which is exempt from a Surrender Charge and from any Interest Rate Factor Adjustment. The Free Surrender Amount equals 10% of the Contract Balance as of the end of the immediately preceding Contract Year, and is allocated among the General Account and Sub-Accounts in the same proportion as the partial Surrender or full Surrender requested. The Free Surrender amount may be taken in multiple installments in each Contract Year. Any amount subject to Surrender in excess of the Free Surrender Amount is subject to the Surrender Charge and the Interest Rate Factor Adjustment, as applicable. (See Interest Rate Factor Adjustment, and Surrender Charge.) Any unused Free Surrender Amount cannot be accumulated and carried from one year to the next. (Surrenders may result in tax liabilities. See Certain Federal Income Tax Consequences.)

Since the Contract Owner assumes the entire investment risk with respect to Purchase Payments and transfers allocated to the Separate Account, and certain risks with respect to amounts allocated to the General Account, and because Surrenders are subject to a Surrender Charge, an Interest Rate Factor Adjustment, a Contract Maintenance Fee, and possibly Premium Taxes, the total amount paid upon full Surrender may be more or less than the total Purchase Payments made (taking any prior partial Surrenders into account). Following a Surrender of the total Contract Balance, or at any time the Contract Balance is zero, all rights of the Contract Owner and Annuitant will terminate.

II. Interest Rate Factor
Adjustment Calculation

The amount of General Account Balance partially or fully Surrendered during the Accumulation Period, and the total General Account Balance on the Annuity Income Date (if and to the extent that the General Account Balance is applied to a Variable Annuity Option), will be subject to an Interest Rate Factor Adjustment. The Interest Rate Factor Adjustment is based on interest rates payable on U.S. Treasury securities. In general, if rates on U.S. Treasury securities are higher when you Surrender than when you made the applicable Purchase Payments, a negative Interest Rate Factor Adjustment will generally be applied to the amount Surrendered, and you could receive an amount lower than the amount of Purchase Payments made. If rates on U.S. Treasury securities are lower when you Surrender than when you made the applicable Purchase Payments, a positive Interest Rate Factor Adjustment will generally be applied to the amount Surrendered, and you could receive an amount higher than the amount of Purchase Payments made. No Interest Rate Factor Adjustment will be applied during the Window Period. In addition, no Interest Rate Factor Adjustment will be applied to the General Account Free Surrender Amount or to Contracts issued to Pennsylvania residents.

The Interest Rate Factor Adjustment will reflect the relationship between (i) the weighted average of U.S. Treasury Index Rates corresponding to aggregate Purchase Payments and Transfers into the General Account during the current Five-Year Period (as adjusted for partial Surrenders or Transfers out of the General Account), (ii) the U.S. Treasury Index Rate which would be applicable during the time remaining in the current Five-Year Period on the date of the Surrender, and (iii) the time remaining in the current Five-Year Period. In general, if the weighted average of U.S. Treasury Index Rates corresponding to Purchase Payments and Transfers during the current Five-Year Period is lower than the U.S. Treasury Index Rate which would be applicable during the time remaining in the current Five-Year Period, then the application of the Interest Rate Factor Adjustment will result in a lower payment upon Surrender.

The partial surrender Interest Rate Factor Adjustment Formula is:

     (1 - 1/IRF) x (GAPS - GAF + GAPSC) = IRFA.

In the event of a Partial Surrender, there is no Interest Rate Factor Adjustment if the General Account Free Surrender Amount exceeds the General Account portion of such Partial Surrender.

The full surrender Interest Rate Factor Adjustment Formula is:

          (IRF - 1) x (GAFS - GAF) = IRFA.

Where:

    (GAPS) is the General Account Partial Surrender
    Amount.
    (GAFS) is the General Account Full Surrender Amount.
    (GAF) is the General Account Free Surrender Amount.
    (GAPSC) is the General Account portion of the Partial
    Surrender Charge Amount determined as follows:

       GAPSC = (GAPS - GAF) x 5%/95%,
       but not less than zero.
       (IRF) is the Interest Rate Factor.
       (IRFA) is the Interest Rate Factor Adjustment.

The Interest Rate Factor is determined by the following formula:

              (1 + Ta)/(N/12)/
             ----------------   = IRF
            (1.003 + Tb)/(N/12)/

Where:

    (Ta)   is the weighted average of the U.S. Treasury
           Index Rates which correspond to the Purchase
           Payments and/or Transfers allocated to the General Account during the current Five-Year
           Period.  The U.S. Treasury Index Rate
           corresponding to each such allocation is determined by the number of full years and fractions thereof (but not less than one (1) year)remaining from the date of the allocation until the end of the current Five-Year Period.
           For purposes of determining the average of these rates, each U.S. Treasury Index Rate is weighted by the amount of the corresponding allocation (as adjusted to reflect any partial
           Surrenders and/or transfers from the General
           Account subsequent to such allocation). The
           General Account Balance at the beginning of any Five-Year Period will be treated as a new allocation for purposes of this calculation.

       Each allocation made prior to a Partial Surrender and/or transfer from the General Account (other than the current Surrender) shall be adjusted by multiplying such allocation by the following fraction:

                   1 - PS/GAB
Where:

    (PS) is the amount of the Partial Surrender and/or transfer from the General Account made subsequent to the allocation,

    (GAB) is the beginning General Account Balance on the date of such Partial Surrender and/or transfer from the General Account,

           A separate adjustment shall be calculated for each prior Partial Surrender and/or transfer from the General Account.

    (Tb) is the U.S. Treasury Index Rate with a maturity equal to the number of full years and fractions thereof (but not less than one (1) year) remaining in the current Five-Year Period on the date of the Partial or Full Surrender,

    (N) is the number of whole months remaining in the current Five-Year Period as of the date of the Partial or Full Surrender (rounded down),

    1.003 builds into the formula a factor representing direct and indirect costs to C.M. Life associated with liquidating General Account assets in order to satisfy Surrender requests or to begin making Annuity Income payments (to the extent the General Account Balance is applied to purchase a Variable Annuity). This adjustment of .30% has been added to the denominator of the formula because it is anticipated that a substantial portion (more than half) of applicable General Account portfolio assets will be in relatively illiquid private placement securities. Thus, in addition to direct transaction costs, if such securities must be sold (e.g., because of Surrenders), the market price may be lower because they are not registered securities. Accordingly, even if interest rates decline, there will not be a positive adjustment until this factor is overcome, and then any adjustment will be lower than otherwise, to compensate for this factor. Similarly, if interest rates rise, any negative adjustment will be greater than otherwise, to compensate for this factor. If interest rates stay the same, this factor will result in a small but negative Interest Rate Factor Adjustment.

    (IRF)  is the Interest Rate Factor.

Examples. The following examples illustrate the calculation of the Interest Rate Factor and the Interest Rate Factor Adjustment.

In the following examples, the Interest Rate Factor Adjustment formula is applied so as to produce only positive numbers, which are then added to, or subtracted from, the Surrender proceeds (for Full General Account Balance Surrenders) or the remaining General Account Balance (for Partial General Account Balance Surrenders). For example, if the Interest Rate Factor is .7, then the Interest Rate Factor Adjustment calculation illustrated below will show 1-7, rather than .7-1, to result in a positive number.

For examples 1 and 2, assume no change in interest rates.

1) Assume a $50,000 General Account Balance at the beginning of the second Five-Year Period, and a Full Surrender at that time.

    Also, assume the U.S. Treasury Index Rate at that time is 7%.

                        (1.07)/(5)/
                        -----------   =  .9861
         THEN: IRF  =     (1.073)

    Interest Rate Factor Adjustment
    [deducted from proceeds] =
    (1 - .9861) x ($50,000 - $5,000) = $625.50.

2) Assume a $50,000 General Account Balance at the beginning of the tenth Contract Year with a Full Surrender at that time.

    Also, assume the U.S. Treasury Index Rate remains at 7% for all maturities:

                         1.07
         THEN: IRF  =   -----   =   .9972
                        1.073

    Interest Rate Factor Adjustment
    [deducted from proceeds] =
    (1 - .9972) x ($50,000 - $5,000) = $126.00.

For examples 3 and 4, assume a General Account Balance of $50,000 at the beginning of the seventh Contract Year.

3)  Assume a Full Surrender at the beginning of the seventh Contract Year:

    a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 5.40%.

       (This is a decrease in rates of 1.60%). Then the IRF = 1.05.

       Interest Rate Factor Adjustment =
       (1.05 - 1) x ($50,000 - $5,000) = $2,250.

       Thus, the actual amount of Surrender proceeds paid = $50,000 + $2,250 - $30 = $52,220.

    a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 8.08%.

       (This is an increase in rates of 1.08%). Then the IRF = .95.

       Interest Rate Factor Adjustment = (1 - .95) x ($50,000 - $5,000) =
       $2,250.

       Thus, the actual amount of Surrender proceeds paid = $50,000 - $2,250 - $30 = $47,720.

       Note:  The contract maintenance fee ($30) applies to full surrenders.

4) Assume a partial Surrender of $10,000 at the beginning of the seventh Contract Year:

    a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 5.40%.

       (This is a decrease in rates of 1.60%). Then the IRF = 1.05.

       Interest Rate Factor Adjustment =

       {1 -   1   } x ($10,000 - $5,000) = $238.10.
             ----
             1.05

       Thus, the General Account Balance would be reduced by $10,000 - $238.10 = $9,761.90.

    b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 8.08%.

       (This is an increase in rates of 1.08%). Then the IRF = .95.

       Interest Rate Factor Adjustment =

       {1 -  1   } x ($10,000 - $5,000) = $263.16.
            ---
            .95

       Thus, the General Account Balance would be increased by $10,000 + $263.16 = $10,263.16.

III. Interest Rate Factor Adjustment's Applicability on Surrender

Examples

The following examples illustrate the impact of the Interest Rate Factor Adjustment together with the Surrender Charge (See Appendix I.) on Surrender proceeds. For examples 1 and 2, assume a General Account Balance of $50,000 at the beginning of the second Contract Year.

1)  Assume a Full Surrender at the beginning of the second Contract Year.

    a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 4.18%.

       (This is a decrease in rates of 2.82%). Then the IRF = 1.10.

       Surrender Charge =
       ($50,000 - $5,000) x .05 = $2,250.00.

       Interest Rate Factor Adjustment =
       (1.10 - 1) x ($50,000 - $5,000) = $4,500.00.

       Thus, the actual amount of Surrender proceeds paid
       = $50,000 - $2,250 + $4,500 - $30 = $52,220.00.

    b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 9.56%.

       (This is an increase in rates of 2.56%). Then the IRF = .9.

       Surrender Charge =
       ($50,000 - $5,000) x .05 = $2,250.00.

       Interest Rate Factor Adjustment =
       (1 - .9) x ($50,000 - $5,000) = $4,500.00.

       Thus, the actual amount of Surrender proceeds paid = $50,000 - $2,250 - $4,500 - $30 = $43,220.00.

       Note: The contract maintenance fee ($30) applies to full surrenders.

2) Assume a partial Surrender of $10,000 at the beginning of the second Contract Year.

    c) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 4.18%.

       (This is a decrease in rates of 2.82%.) Then the IRF = 1.10.

       Surrender Charge =
       ($10,000 - $5,000) x .05/.95 = $263.16.

       Interest Rate Factor Adjustment =


       { 1 -   1   } x ($10,000 - $5,000) = $478.47.
             ----
             1.10

       Thus, the General Account Balance will be reduced by $10,000 + $263.16 - $478.47 = $9,784.69.

    d) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 9.56%.

       (This is an increase in rates of 2.56%.) Then the IRF = .9.

       Surrender Charge =
       ($10,000 - $5,000) x .05/.95 = $263.16.

       Interest Rate Factor Adjustment =
       (1 - 1.9) x ($10,000 - $5,000 + $263.16) =$584.80.

       Thus, the General Account Balance will be reduced by $10,000 + $263.16 + $584.80 = $10,847.96.

IV. Investments by C.M. Life

Assets of C.M. Life must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing Guaranteed Rates, C.M. Life intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. C.M. Life's investment strategy with respect to the proceeds attributable to allocations made to the Fixed Account will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

V. Distributor Of The Contracts

MML Distributors, LLC ("MML Distributors"), 1414 Main Street, Springfield, MA 01144-1013, an affiliate of C.M. Life, is the principal underwriter of the Contracts pursuant to an Underwriting and Servicing Agreement to which MML Distributors and C.M. Life on behalf of the Separate Account are parties. MML Distributors is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MML Distributors may enter into selling agreements with respect to the Contracts with other broker-dealers that are registered with the SEC and are members of the NASD ("selling brokers"). Contracts are sold through agents who are licensed under applicable insurance law to sell the Contracts. These agents are also registered representatives of selling brokers or of MMLISI.

MML Distributors does business as MML Distributors, L.L.C. in the states of Illinois, Michigan, Oklahoma, South Dakota and Washington, and as MML Distributors, Limited Liability Company in the states of Maine, Ohio and West Virginia.

Commissions of up to 6.0% of Purchase Payments are paid on Contract sales.

VI. Federal Taxation Discussion

Please consult the Contract prospectus for a discussion of the tax status of the Contracts.

VII. Accounting Practices

The accompanying statutory financial information, included in this filing has been prepared in conformity with the practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut ("statutory accounting practices").

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP generally requires they be valued at fair value; (d) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP; and (e) payments received for universal life products and variable annuities are reported as premium revenue, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

VIII. Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

C.M. Life's and Massachusetts Mutual Life Insurance Company ("MassMutual"), ("the Parent"), C.M. Life's parent, direction and operations are guided by a statement of corporate vision. C.M. Life's operations are managed so as to maintain a financially strong and efficient enterprise. C.M. Life's long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth. C.M. Life has pursued these objectives by emphasizing profitability through refined product pricing, sophisticated asset/liability management, rigorous expense control, prudent underwriting standards, the adoption of efforts to improve persistency and retention levels and continued commitment to the high credit quality of its general account investment portfolio.

With regard to profitability, management believes that net gain from operations, rather than net income, is the most relevant statutory measure of operating results for C.M. Life. Net gain from operations represents the excess of income derived from C.M. Life's lines of business over the costs of operating those lines (after deducting taxes). Net income is net gain from operations adjusted by any realized capital gains or losses (net of taxes). Management's investment philosophy and practice do not emphasize capital gains as a recurring source of income or capital and does not manage its investment portfolio to realize gains for non-economic purposes.

RESULTS OF OPERATIONS

For the Year Ended December 31, 1997
Compared to the Year Ended December 31, 1996

For the year ended December 31, 1997, C.M. Life had a net gain from operations of $7.5 million, as compared with a net gain of $1.6 million in 1996. The increase of $5.9 million was primarily attributable to increased sales of Universal and other life products and increased fees received from the separate accounts partially offset by increased commissions, increased expenses associated with management services charged by MassMutual and increased federal income taxes attributable to taxable income in excess of book income. The increase in fees from separate accounts and the increase in commissions are primarily attributable to the modification of the underwriting agreement, discussed below.

Effective March 1, 1996, C.M. Life modified its underwriting agreements such that it would pay all future commissions relating to variable annuity contracts and in return, would retain rights to all future contract fees and charges related to these contracts. Prior to the contract modification, G.R. Phelps and MML Distributors paid variable annuity commissions in exchange for the rights to future contract fees and charges related to these contracts. C.M. Life expects the future revenue on these contracts to exceed acquisition costs.

Premium income, net of reinsurance ceded, increased $16.9 million to $331.3 million in 1997 from $314.4 million in 1996. The 5.4% growth in premiums is attributable to increased sales of Universal and other life products partially offset by a decrease in variable annuity products of 5.7% from the prior year. The result reflects a change in CM Life's business mix in which Universal and other life products comprised 35.5% of total premium income during 1997 compared to 27.9% in 1996, while annuity products were 64.5% in 1997 compared to 72.1% in 1996. Variable annuity premiums have declined due to lower sales through the brokerage distribution channel and a shift in sales through MassMutual's distribution channels from variable annuity products issued by CM Life to variable annuity products issued by C.M. Life's affiliate, MML Bay State Life Insurance Company.

The following table sets forth premium, sales, and other information for C.M. Life's products.

                                                                     Years Ended December 31,
                                                              1997                              1996
                                                              ----                              ----
                                                                         ($ In Millions)
                                       Gross       Ceded          Net          Gross       Ceded         Net
Premium income
  Universal and other life             $164.4     $(46.9)     $   117.5       $134.2      $(46.5)     $     87.7
  Annuities                             213.8          -          213.8        226.7           -           226.7
                                       ------     ------      ---------       ------      ------      ----------
Total                                  $378.2     $(46.9)     $   331.3       $360.9      $(46.5)     $    314.4
                                       ======     ======      =========       ======      ======      ==========
Life insurance sales - face amount
  Universal and other life                                    $14,188.7                               $  7,113.4
Life insurance in force
  Universal and other life                                    $36,147.6                               $ 24,357.4
Number of policies in force
  Universal and other life
(in whole units)                                              136,794                                  111,138


Net investment and other income decreased $4.3 million to $72.1 million in 1997 from $76.4 million in 1996. Net investment income was level at $75.3 million in 1997 compared to $75.2 million in 1996 as result of a 3.7% increase in invested assets offset by a decrease in the average gross yield for the portfolio which was 7.6% in 1997 compared to 7.9% in 1996.

The components of net investment income are set forth below.

                                       Years Ended December 31,
                                           1997         1996
                                           ----         ----
                                             (In Millions)
Gross Investment Income
  Bonds                                  $  52.8      $  55.4
  Common and preferred stock                 4.2          2.8
  Mortgage loans                             5.0          3.8
  Policy loans                              10.6         10.0
  Cash and short-term investments            4.1          4.0
                                         -------      -------
  Total gross investment income             76.7         76.0
Less:  investment expenses                   1.4          0.8
                                         -------      -------
Net investment income                    $  75.3      $  75.2
                                         =======      =======

The decrease in gross investment income from bonds and the increase in mortgage loans reflect a shift in the investments in those assets. The increase in gross investment income from common stock reflects enhanced yield on investments in affiliated mutual funds.

Other income decreased $4.4 million to a charge of $3.2 million in 1997 from income of $1.2 million in 1996. This decrease is attributable to reinsurance activity. The components of other income are primarily commissions and expense allowances on reinsurance ceded which decreased $1.0 million to $14.0 million in 1997 from $15.0 million in 1996 from charges incurred on the modified coinsurance agreement with MassMutual, and a reserve adjustment on reinsurance ceded (recorded as a charge to other income) which increased $3.6 million to $17.3 million in 1997 from $13.7 million in 1996.

Policy benefits and payments increased $1.4 million to $100.4 million in 1997 from $99.0 million in 1996. Surrender and annuity benefits increased $0.5 million and $0.9 million, respectively, essentially due to increased variable and fixed annuity withdrawals and contract surrenders. The life insurance lapse rate, which is based upon amount of insurance in force, decreased to 6.5% for 1997 compared to 7.1% for 1996. Death claims, net of reinsurance, remained consistent between years at $25.1 million and $25.2 million for 1997 and 1996, respectively.

Addition to policyholder reserves, funds and separate accounts decreased $20.3 million to $190.0 million in 1997 from $210.3 million in 1996. Additions to policyholder reserves, funds and separate accounts includes transfers (to) from the separate account based upon policyholder elections. The decrease is primarily attributable to a reduction in separate account deposits and an increase in separate account withdrawals, partially offset by an increase in fees charged by the general account for assets under management, which increased due to deposits and market appreciation.

Operating expenses, commissions and state taxes, licenses and fees, increased $12.9 million to $86.5 million in 1997 from $73.6 million in 1996. The increase is attributable to increased expenses and commissions associated with the production of new business and the modification of C.M. Life's variable annuity underwriting agreements with its affiliates, G.R. Phelps and MML Distributors, discussed above, which also increased commissions.

Federal income tax expense increased $12.7 million to $19.0 million in 1997 from $6.3 million in 1996. Taxable income increased $31.2 million to $49.7 million in 1997 from $18.5 million in 1996. The increase in taxable income is primarily attributable to the difference between statutory insurance reserves and tax reserves and the timing of the tax deductibility of acquisition costs and other items.

Realized capital gains, after the transfer to the Interest Maintenance Reserve ("IMR"), which captures after tax realized capital gains and losses due to changes in interest rates for all types of fixed income investments, decreased $0.5 million to $0.1 million in 1997 from $0.6 million in 1996. The decrease in 1997 from 1996 is primarily attributable to gains generated during the first quarter of 1996 on the sale of common stock investments. The 1997 gain of $3.4 million from bonds was primarily interest related and was transferred to IMR net of tax.

Net realized capital gains (losses) were comprised of the following:

                                       Years Ended December 31,
                                         1997         1996
                                         ----         ----
                                           (In Millions)

Bonds                                   $  3.4       $  0.7
Preferred stocks                            --          0.1
Common stocks                               --          4.7
Mortgage loans                            (0.2)        (2.2)
Hedging instruments                         --         (0.9)
Federal income taxes                      (1.1)        (1.4)
                                          ----         ----
Net realized capital gain
   before transfer to IMR                  2.1          1.0
Transfer to IMR                           (2.0)        (0.4)
                                          ----         ----
Net realized capital gain (loss)        $  0.1       $  0.6
                                        ======       ======

As a result of the foregoing factors, net income for 1997 was $7.6 million compared to $2.2 million in 1996, representing an increase of $5.4 million or 245.5% increase over prior year.

RESULTS OF OPERATIONS

For the Year Ended December 31, 1996 Compared to the Year
Ended December 31, 1995

For the year ended December 31, 1996, C.M. Life had a net gain from operations of $1.6 million, as compared with a net gain of $14.3 million in 1995. The decrease of $12.7 million is primarily attributable to increased sales of Universal Life Enterprise Plus and variable annuity products, which in the year of issuance, generate commissions and other acquisition costs which exceed the revenues received. These products are priced to be profitable over the life of the contract.

Premium income, net of reinsurance ceded, increased $53.6 million to $314.4 million in 1996 from $260.8 million in

1995. The 20.6% growth in premiums is attributable to increased sales of the Universal Life Enterprise Plus product, which increased by 41.0%, and variable annuity products which increased by 26.9%. Sales of single premium deferred annuity products decreased 90.5%, due to less demand in the market place for fixed rate annuity products.

The following table sets forth premium, sales and other information for C.M. Life's products.

                                             Years Ended December 31,
                                              1996             1995
                                              ----             ----
                                                ($ In Millions)
Premium income
  Universal and other life                $       87.7      $      64.7
  Annuities                                      226.7            196.1
                                          ------------      -----------
Total                                     $      314.4      $     260.8
                                          ============      ===========
Life insurance sales - face amount
  Universal and other life                $    7,113.4      $   5,024.4
Life insurance in force
  Universal and other life                $   24,357.4      $  19,133.0
Number of policies in force
  Universal and other life
  (in whole units)                             111,138           98,033

Net investment and other income decreased $7.9 million to $76.5 million in 1996 from $84.4 million in 1995. Other income, which is primarily comprised of reserve adjustment and commission and expense allowances on reinsurance ceded, decreased by $14.3 million, due to little growth in the reinsured block of business. Net investment income increased by $6.3 million primarily attributable to the 4.3% growth in the general investment account assets. The gross yield for the portfolio was 7.9% for 1996 compared to 7.8% for 1995.

The components of net investment income are set forth below.

                                     Years Ended December 31,
                                        1996          1995
                                        ----          ----
                                           (In Millions)
Gross Investment Income
  Bonds                                $  55.4      $  54.7
  Common and preferred stock               2.8          2.2
  Mortgage loans                           3.8          2.7
  Real estate                               --          0.5
  Policy loans                            10.0          9.9
  Cash and short-term investments          4.0          0.4
                                       -------      -------
Total gross investment income             76.0         70.4
    Less:  investment expenses             0.8          1.5
                                       -------      -------
    Net investment income              $  75.2      $  68.9
                                       =======      =======

Policy benefits and payments increased $40.1 million to $99.0 million in 1996 from $58.9 million in 1995. Surrender benefits increased by $22.7 million, essentially due to increased variable and fixed annuity withdrawals and contract surrenders. The life insurance lapse rate, which is based upon amount of insurance in force, remained at 7.1% for both 1996 and 1995. Death claims, net of reinsurance, grew to $25.2 million in 1996 from $16.3 million in 1995, which is due to an increase in the life insurance in force and worse than expected mortality. Although mortality experience declined during 1996, C.M. Life does not believe this is an indication of future trends.

Addition to policyholder reserves, funds and separate accounts decreased $1.1 million to $210.3 million in 1996 from $211.4 million in 1995. Reserve decreases due to the release of reserves upon death, withdrawal or surrender of contracts was largely offset by increases in reserves due to strong sales of life and annuity products.

Operating expenses, commissions and state taxes, licenses and fees increased $22.4 million to $73.6 million in 1996 from $51.2 million in 1995. The increase is attributable to increased expenses associated with the production of new business and the modification of C.M. Life's variable annuity underwriting agreements with its affiliates, G.R. Phelps and MML Distributors, as discussed in the preceding section.

Federal income tax expense decreased $3.1 million to $6.3 million from $9.4 million as a result of decreased taxable income. Taxable income decreased $9.2 million to $18.5 million in 1996 from $27.7 million in 1995. The change in taxable income is primarily attributable to the $15.8 million decrease in net gain from operations offset by book tax differences of $6.6 million. These book tax differences include the timing of the deductibility of acquisition costs and other items.

Realized capital gains, after the transfer to the Interest Maintenance Reserve ("IMR"), which captures after tax realized capital gains and losses due to changes in interest rates for all types of fixed income investments, increased $1.2 million to $0.7 million in 1996 from a realized loss of $0.5 million in 1995. The increase is primarily attributable to gains generated during the first quarter of 1996 on the sale of common stock investments.

Net realized capital gains (losses) were comprised of the following:

                                      Years Ended December 31,
                                         1996          1995
                                         ----          ----
                                           (In Millions)
Bonds                                   $  0.7       $ (1.1)
Preferred stocks                           0.1          0.2
Common stocks                              4.7          0.7
Mortgage loans                            (2.2)        (1.4)
Real estate                                 --         (0.3)
Hedging instruments                       (0.9)        (0.1)
Federal income taxes                      (1.4)         0.6
                                        ------       ------
Net realized capital gain (loss)
   before transfer to IMR                  1.0         (1.4)
Transfer to IMR                           (0.4)         0.9
                                        ------       ------
Net realized capital gain (loss)        $  0.6       $ (0.5)
                                        ======       ======

As a result of the foregoing factors, net income for 1996 was $2.2 million compared to $13.8 million in 1995, representing a decrease of $11.6 million or 84% decrease over prior year.

STATEMENT OF FINANCIAL POSITION

Total assets at December 31, 1997 were $2,219.2 million, representing an increase of $352.6 million or 18.9%, from

$1,866.6 million at December 31, 1996. Much of this increase was due to continued growth in C.M. Life's separate investment accounts, which increased by $316.7 million, or 40.6% to $1,096.5 million at December 31, 1997 from $779.8 million at December 31, 1996. Invested assets in C.M. Life's general account portfolio at December 31, 1997 increased by $38.1 million, or 3.7% to $1,060.6 million from $1,022.5 million at December 31, 1996.

Bonds at December 31, 1997 were $664.5 million, representing a decrease of $72.0 million, or 9.8% from $736.5 million at December 31, 1996. This reflects a shift to investing additional funds in commercial mortgages to enhance yields. Bonds and short-term securities in NAIC categories 1 and 2 were 65.0% of general investment account assets at December 31, 1997, as compared to 73.1% at December 31, 1996. The percentage of general investment account assets representing bonds and short-term investments in NAIC categories 3 through 6 was 5.9% at December 31, 1997 and 4.9% at December 31, 1996.

Common stocks at December 31, 1997 were $61.4 million, representing an increase of $5.8 million, or 10.4% from $55.6 million at December 31, 1996. This increase is a result of dividend reinvestment. Cash and short-term investments at December 31, 1997 were $88.4 million, representing an increase of $24.7 million, or 38.8% from $63.7 million at December 31, 1996.

Mortgage loans at December 31, 1997 were $101.6 million, representing an increase of $67.8 million, or 200.6%, from $33.8 million at December 31, 1996. This is principally due to additional investment in mortgage loans and additional mortgages purchased. See "Investments" for discussion of investment reserves.

Separate account assets at December 31, 1997 were $1,096.5 million, representing an increase of $316.7 million, or 40.6%, from $779.8 million at December 31, 1996. This increase is due to significant market appreciation and continued deposits of variable products, partially offset by withdrawals.

Total liabilities at December 31, 1997 were $2,106.0 million, representing an increase of $349.2 million, or 19.9%, from $1,756.8 million at December 31, 1996. As with assets, most of this growth occurred in the separate investment accounts as discussed above.

Policyholders' reserves and funds at December 31, 1997 were $951.0 million, representing an increase of $43.5 million, or 4.8%, from $907.5 million at December 31, 1996. The increase, primarily attributable to universal and other life products, is consistent with increased sales of these products. Policy loans at December 31, 1997 were $142.5 million, representing an increase of $9.6 million, or 7.2%, from $132.9 million at December 31, 1996.

C.M. Life utilizes sophisticated asset/liability analysis techniques in order to set the investment policy for each liability class and test the adequacy of the projected cash flow provided by assets to meet all of its future policyholder and other obligations. These studies are performed using stress tests regarding future credit and other asset losses, market interest rate fluctuations, claim losses and other considerations. The result is a complete picture of the adequacy of the underlying assets, reserves and capital. See Liquidity and Capital Resources below for further discussions on this issue.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $52.2 million, $42.4 million, and $97.9 million for the years ended 1997, 1996 and 1995, respectively. In 1997, net cash provided by operating activities increased by $9.8 million as compared to 1996, primarily due to increased sale of Universal and other life products and reductions of policyholder reserves attributable to reinsurance. The Board of Directors of MassMutual has authorized the contribution of funds to C.M. Life sufficient to meet the capital requirements of all states in which C.M. Life is licensed to do business.

C.M. Life has structured its investment portfolio to ensure a strong liquidity position in order to permit timely payment of policy and contract benefits without requiring an untimely sale of assets. C.M. Life manages its liquidity position by matching its exposure to cash demands with adequate sources of cash and other liquid assets.

C.M. Life's principal sources of liquidity are cash flow and holdings of cash, near cash and other readily marketable assets. The primary cash flow sources are investment income and principal repayments on invested assets, life insurance premiums, annuity considerations and deposits.

C.M. Life's liquid assets include substantial Treasury holdings, short-term money market investments, stocks, and marketable long-term fixed income securities. Cash and short-term investments totaled $88.4 million at December 31, 1997.

The liquidity position of C.M. Life is proactively managed on an ongoing basis to meet cash needs while minimizing adverse impacts on investment returns. A variety of scenarios are analyzed by modeling potential demands on liquidity, taking into account the provisions of C.M. Life's policies and contracts in force, C.M. Life's cash flow position and the volume of cash and readily marketable securities in C.M. Life's portfolio.

C.M. Life also employs sophisticated quantitative asset/liability cash flow management techniques to optimize and control the investment return and liquidity for its portfolio, taking into account the liability characteristics of its portfolio.

A primary liquidity concern for C.M. Life is the risk of early contractholder and policyholder withdrawal. The most affected products are individual life insurance and individual deferred annuities. Personal life insurance policies are less susceptible to withdrawal than annuity contracts because annuities are primarily used as investment vehicles, while personal life policies are used to fulfill longer-term financial planning needs. C.M. Life closely evaluates and manages its liquidity risk.

C.M. Life's exposure to early withdrawal for annuity products as of the dates indicated can be described as follows:

Withdrawal Characteristics of Annuity Actuarial Reserves and Deposit Fund Liabilities

                                                    December 31,
                                                    ------------
                                            1997                   1996
                                            ----                   ----
                                                  % of                   % of
                                     Amount       Total     Amount       Total
                                     ------       -----     ------       -----
                                                   ($ In Millions)
Subject to discretionary
withdrawal with adjustment:
  At market value                 $  1,064.4      90.2%    $  755.4      87.1%
At book value less
  surrender charge                      91.1       7.7         88.4      10.3
                                  ----------      ----     --------     -----
Subtotal                             1,155.5      97.9        843.8      97.4
Subject to discretionary
  withdrawal without
  adjustment:
  At book value
  (minimal or no charge
   or adjustment)                       23.2       2.0         22.3       2.5
Not subject to
  discretionary
  withdrawal                             1.4       0.1          1.5       0.1
                                  ----------      ----     --------     -----
Total annuity actuarial
  reserves and deposit
  fund liabilities (gross)           1,180.1     100.0%       867.6     100.0%
Less reinsurance                          --                     --
                                  ----------               --------
Total annuity actuarial
   reserves and deposit
  fund liabilities                $  1,180.1               $  867.6
                                  ==========               ========


Based on its ongoing monitoring and analysis of its liquidity sources and demands, C.M. Life believes that it is in a strong liquidity position.

Capital Resources

As of December 31, 1997, C.M. Life's total adjusted capital as defined by the NAIC was $135.9 million in 1997. The NAIC developed the Risk Based Capital ("RBC") model to compare the total adjusted capital with a standard design in order to reflect C.M. Life's risk profile. Although C.M. Life believes that there is no single appropriate means of measuring risk-based capital needs, it feels that the NAIC approach to RBC measurement is reasonable, and will manage its capital position with significant attention to maintaining adequate total adjusted capital relative to RBC. C.M. Life's total adjusted capital was well in excess of all RBC standards at December 31, 1997 and 1996. Management believes that C.M. Life enjoys a strong capital position in light of the risks to which it is subject and that it is well positioned to meet policyholder and other obligations.

Year 2000 Issue

Like other businesses and governments around the world, C.M. Life could be adversely affected if the computer systems used by the company and those with which it does business do not properly recognize the year 2000. This is commonly known as the "Year 2000 issue." In 1996, C.M. Life's parent company, MassMutual, began an enterprise-wide process of identifying, evaluating and implementing changes to computer systems and applications software to address the Year 2000 issue on its own behalf and on behalf of its insurance subsidiaries, including C.M. Life.

MassMutual is addressing the Year 2000 issue internally with modifications to existing programs and conversions to new programs. C.M. Life's costs related to the Year 2000 issue are being currently expensed by C.M. Life, and when measured against C.M. Life's net gain from operations, are not material to C.M. Life. MassMutual is also seeking assurances from vendors, customers, service providers and others with which Massmutual and its subsidiaries conducts business, in order to identify and resolve the Year 2000 issue.

Segment Information

C.M. Life's operation consists of one business segment, which was principally the sale of universal life insurance and annuity products. C.M. Life is not dependent upon any single customer and no single customer accounted for more than 10% of revenues in 1997, 1996 and 1995.

Reserves

In accordance with the life insurance laws and regulations under which C.M. Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on outstanding contracts.

Policyholders' reserves for life contracts are developed using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 4.0 to 4.5 percent. Reserves for individual annuities are based on accepted actuarial methods, principally, the Commissioner's Annuity Reserve Valuation Method at interest rates ranging from 5.5 to 9.0 percent.

Capital Stock and Surplus

Capital stock and surplus equity was $113.2 million at December 31, 1997, an increase of $3.4 million, or 3.1%, from December 31, 1996. This increase was composed of (i) 1997 net income of $7.6 million, (ii) an increase of $0.8 million from unrealized capital gains, (iii) a decrease of $76 million due to the change in Asset Valuation Reserve ("AVR") and General Investment Reserve ("GIR"), and (iv) a decrease of $0.2 million due to other changes.

INFLATION

The C.M. Life's operating expenses are affected by inflation. A large portion of C.M. Life's operating expenses consists of administrative fees charged by MassMutual, the largest component of which is salaries, which are subject to wage increases, at least partially affected by the rate of inflation. C.M. Life's and MassMutual's continuing efforts to control expenses may reduce the impact of inflation on operating expenses.

Inflation also has an indirect effect on C.M. Life. To the extent that the government's economic policy to control the level of inflation results in changes in interest rates, C.M. Life's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

INVESTMENTS

At December 31, 1997, C.M. Life had $1,060.6 million of invested assets in its general investment account. The portfolio of invested assets is managed to support product liabilities in light of yield, liquidity and diversification considerations. The general investment account portfolio does not include C.M. Life's separate account investment assets.

The following table sets forth C.M. Life's invested assets in the general investment account and gross investment yield:

                                                                  December  31,
                                                                  -------------
                                    1997                               1996                                 1995
                                    ----                               ----                                 ----
                       Carrying     % of                Carrying        % of                  Carrying      % of
                        Value       Total      Yield      Value        Total        Yield      Value        Total     Yield
                        -----       -----      -----      -----        -----        -----      -----        -----     -----
                                                                  ($ In Millions)
Bonds                   $664.5       62.7%      7.9%      $736.5       72.0%         7.8%      $736.1       75.1%      7.8%
Common stocks             61.4        5.8       7.4         55.6        5.4          4.5         72.4        7.4       6.0
Mortgage loans           101.6        9.6       7.6         33.8        3.3         12.6         30.7        3.1       7.7
Policy loans             142.5       13.4       8.0        132.9       13.0          8.1        126.0       12.9       8.8
Other                      2.2        0.2         -            -          -            -          0.2          -       5.8
Cash and short-term
Investments               88.4       8. 3       5.3         63.7        6.3         10.6         15.1        1.5       4.5
                      --------      ------      ----    --------      ------        -----      ------      ------      ----
Total investments     $1,060.6      100.0%      7.6%    $1,022.5      100.0%         7.9%      $980.5      100.0%      7.9%
                      ========      ======      ====    ========      ======        =====      ======      ======      ====

The yield on total investments before indirect expenses was 7.6%, 7.9% and 7.9% for the years ended December 31, 1997, 1996 and 1995, respectively. If investment expenses were deducted, net yields would be 7.5%, 7.8% and 7.7%, respectively. The yield on each investment category, before federal income taxes, is calculated as: (a) two times gross investment income divided by (b) the sum of assets at the beginning of the year and assets at the end of the year, less gross investment income. This is the formula which was specified by the NAIC for calculating investment yield when this information was last required to be included in the annual statement filed with the Connecticut Depart-ment of Insurance.

C.M. Life carries its investments in accordance with methods and values prescribed by the NAIC and adopted by state insurance authorities. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks at fair value. Mortgage loans are valued at principal less impairments and unamortized discount. Real estate is valued at cost less accumulated depreciation, impairments, and mortgage encumbrances. Depreciation on investment real estate is calculated using the straight-line method. Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy. Short-term investments are stated at amortized cost, which approximates fair value.

C.M. Life periodically uses standard derivative financial instruments such as options, and futures to hedge certain risks associated with anticipated purchases and sales of investments and certain payments denominated in foreign currencies. These derivative financial instruments are used to protect C.M.

Life from market fluctuations in interest and exchange rates between the contract date and the date on which the hedged transaction occurs. C.M. Life is subject to off-balance sheet risk that the counterparties of the transactions will fail to perform as contracted. C.M. Life manages this risk by only entering into contracts with highly rated institutions and listed exchanges. C.M. Life does not hold or issue derivative financial instruments for trading purposes.

BONDS

The following table provides certain information regarding the maturity distribution of bonds (excluding short-term securities):



                                               Bond Maturities
                                                 December 31,
                                                 ------------
                                         1997                    1996
                                         ----                    ----
                                Carrying      % of      Carrying       % of
                                 Value        Total       Value        Total
                                 -----        -----       -----        -----
                                                ($ In Millions)

Due in one year or less        $   34.3        5.2%      $   76.7       10.4%
Due after one year
  through five years              227.7       34.3          284.2       38.6
Due after five years
  through ten years               209.7       31.6          202.7       27.5
Due after ten years                80.3       12.1           84.5       11.5
Mortgage-backed
  securities(1)                   112.5       16.8           88.4       12.0
                               --------      ------      --------      -----
                               $  664.5      100.0%      $  736.5      100.0%
                               ========      ======      ========      =====

(1) Including securities guaranteed by the U.S. Government.

The maturities of portfolio bonds are considered to be sufficiently diversified and are carefully monitored and man-aged in light of C.M. Life's liquidity needs.

Bonds consist primarily of government securities and high-quality marketable corporate securities. At December 31, 1997 and 1996, publicly traded bonds comprised 64.1% and 66.0% of the bond portfolio, respectively, and privately placed bonds comprised the remainder. Substantially all of the publicly traded and privately placed bonds held by C.M. Life are evaluated by the NAIC's Securities Valuation Office ("SVO") which assigns securities to one of six NAIC investment categories with Category 1 securities being the highest quality and Category 6 securities being the lowest quality. Categories 1 and 2 are investment grade, Category 3 is medium quality and Categories 4, 5 and 6 are non-investment grade. The remainder of the securities which have not as yet received NAIC ratings are rated under an internal system which C.M. Life believes to be equivalent to that used by the SVO.

The table below sets forth, as of the dates indicated, the NAIC SVO ratings for C.M. Life's bond portfolio (including short-term securities) and the equivalent public rating agency designations. The bond portfolio consists primarily of high grade securities. At December 31, 1997 and 1996, 91.7% and 93.7%, respectively, of the portfolio was invested in NAIC Categories 1 and 2 securities.


                              Bond Credit Quality
                       (includes short-term securities)
                                                          December 31,
                                      1997                ------------             1996
                                      ----                                         ----
                                                        ($ In Millions)
NAIC
Bond       Rating Agency              Carrying          % of         Carrying          % of
Rating     Equivalent Designation      Value            Total         Value            Total
------     ----------------------     --------          -----         -----            -----
1          Aaa/Aa/A                   $ 421.9           56.2%        $452.6            56.7%
2          Baa                          267.3           35.5          295.3            37.0
3          Ba                            49.1            6.5           36.1             4.5
4          B                              6.3            0.8           11.8             1.5
5          Caa and lower                  7.0            0.9            -                 -
6          In or near default             0.6            0.1            2.0             0.3
                                      -------          -----         ------           -----
           Total                      $ 752.2          100.0%        $797.8           100.0%
                                      =======          =====         ======           =====

C.M. Life invests a significant portion of its investment funds in high quality publicly traded bonds in order to maintain and manage liquidity and reduce the risk of default in the portfolio. As of December 31, 1997, 95.9% of the publicly traded bonds were rated as NAIC Categories 1 and 2, as illustrated by the following chart:

                       Publicly Traded Bond Credit Quality
                        (includes short-term securities)


                                                          December 31,
                                                          ------------
                                               1997                            1996
                                               ----                            ----
NAIC                                                    ($ In Millions)
Bond       Rating Agency              Carrying        % of         Carrying               % of
Rating     Equivalent Designation      Value          Total         Value                 Total
------     ----------------------      -----          -----         -----                 -----
1          Aaa/Aa/A                   $320.8          66.5%        $364.4                 69.2%
2          Baa                         142.0          29.4          145.4                 27.6
3          Ba                           14.0           2.9           11.5                  2.2
4          B                             5.7           1.2            5.5                  1.0
5          Caa and lower                   -             -              -                    -
6          In or near default              -             -              -                    -
                                      ------         ------        ------                ------
           Total                      $482.5         100.0%        $526.8                100.0%
                                      ======         ======        ======                ======

C.M. Life utilizes its investments in the privately placed bond portfolio to enhance the value of the overall portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. To control risk, C.M. Life relies upon broader access to management information, strengthened negotiated protective covenants, call protection features, and a higher level of collateralization than can customarily be achieved in the public market. The strength of the privately placed bond portfolio is demonstrated by the predominance of NAIC Categories 1 and 2 securities.

                     Privately Placed Bond Credit Quality

                                                                  December 31,
                                                                  ------------
                                                       1997                         1996
                                                       ----                         ----
                                                               ($ In Millions)
NAIC
Bond              Rating Agency              Carrying         % of         Carrying        % of
Rating       Equivalent Designation           Value          Total          Value         Total
------       ----------------------           -----          -----          -----         -----
1            Aaa/Aa/A                        $ 101.2          37.5%        $  88.2         32.6%
2            Baa                               125.3          46.5           149.9         55.3
3            Ba                                 35.1          13.0            24.6          9.1
4            B                                   0.5           0.2             6.3          2.3
5            Caa and lower                       7.0           2.6               -            -
6            In or near default                  0.6           0.2             2.0          0.7
                                             -------         -----         -------        -----
             Total                           $ 269.7         100.0%        $ 271.0        100.0%
                                             =======         =====         =======        =====

The following table sets forth by industry category the carrying value and percent of total of the bond portfolio, including short-term securities, as of December 31, 1997.

                          Bond Portfolio By Industry

                                                            December 31, 1997
                                                            -----------------
                                  Private                       Public(1)                      Total
                                  Carrying         % of         Carrying        % of          Carrying        % of
Industry Category                  Value          Total          Value          Total          Value          Total
-----------------                  -----          -----          -----          -----          -----          -----
                                                                     ($ In Millions)
Collateralized (2)                 $ 39.8          14.7%         $166.8          34.7%         $206.6          27.5%
Natural Resources                    31.5          11.7            52.8          10.9            84.3          11.2
Finance & Leasing Co.                 8.6           3.2            55.3          11.5            63.9           8.5
U.S. Government                      10.4           3.9            49.3          10.2            59.7           7.9
Consumer Goods                       35.3          13.0            18.9           3.9            54.2           7.2
Producer Goods                       40.0          14.7            11.2           2.3            51.2           6.8
Utilities                            13.4           5.0            25.0           5.2            38.4           5.1
Banking                               5.0           1.9            29.8           6.2            34.8           4.6
Other Services                       25.3           9.4             4.6           1.0            29.9           4.0
Media                                17.0           6.3             8.4           1.7            25.4           3.4
Insurance & Other Financial
 Services                            10.7           4.0            12.2           2.5            22.9           3.0
Transportation                        3.0           1.1            18.0           3.7            21.0           2.8
Health Care                           1.5           0.6            17.6           3.6            19.1           2.5
Aerospace                            10.6           3.9             1.1           0.2            11.7           1.6
Merchandise Retailers                 3.4           1.3             1.0           0.2             4.4           0.6
Food Wholesalers                      1.0           0.4             -             -               1.0           0.1
Others                               13.2           4.9            10.5           2.2            23.7           3.2
                                   ------         -----          ------         -----          ------         -----
Total                              $269.7         100.0%         $482.5         100.0%         $752.2         100.0%
                                   ======         =====          ======         =====          ======         =====

(1) Includes short-term securities.

(2) These bonds are collateralized by mortgages backed by FNMA, GNMA or FHLMC and include collateralized mortgage obligations and pass-through securities. These amounts also include asset backed securities such as credit card, automobile and residential mortgage securities.

The estimated fair value of bonds is based upon quoted market prices for actively traded securities. C.M. Life subscribes to commercial pricing services providing estimated fair values of fixed income securities that are not actively traded. Estimated fair values for privately placed bonds are generally determined by applying interest rate spreads based on quality and asset type to the appropriate duration on the Treasury yield curve. The tables below set forth the carrying value, gross unrealized gains and losses, net unrealized gains and losses and estimated fair value of the bond portfolio (excluding short-term securities) at December 31, 1997 and 1996.

                                                                 December 31, 1997
                                                     Gross            Gross              Net            Estimated
                                    Carrying       Unrealized       Unrealized        Unrealized           Fair
                                      Value          Gains            Losses          Gain (Loss)         Value
                                      -----          -----            ------          -----------         -----
                                                                 ($ In Millions)
U.S. Treasury Securities
 and Obligations of U.S.
 Government Corporations
 and Agencies                        $ 104.3        $   2.2            $  0.2          $   2.0           $  106.3
Debt Securities issued by
 Foreign Governments                     4.6              -               0.3             (0.3)               4.3
Mortgage-backed securities              38.8            1.0               0.2              0.8               39.6
State and local governments             20.0            0.3                 -              0.3               20.3
Corporate debt securities              471.8           15.6               1.9             13.7              485.5
Utilities                               25.0            1.1                 -              1.1               26.1
                                     -------        -------            ------          -------           --------
                                     $ 664.5        $  20.2            $  2.6          $  17.6           $  682.1
                                     =======        =======            ======          =======           ========

                                                                 December 31, 1997
                                                     Gross            Gross              Net            Estimated
                                    Carrying       Unrealized       Unrealized        Unrealized           Fair
                                      Value          Gains            Losses          Gain (Loss)         Value
                                      -----          -----            ------          -----------         -----
                                                                 ($ In Millions)
U.S. Treasury Securities
 and Obligations of U.S.
 Government Corporations
 and Agencies                        $ 138.8        $   2.2            $  1.0          $   1.2            $ 140.0
Debt Securities issued by
 Foreign Governments                     3.9            0.1                 -              0.1                4.0
Mortgage-backed securities              37.4            0.7               0.7                -               37.4
State and local governments             10.3            0.2               0.1              0.1               10.4
Corporate debt securities              509.2           11.6               3.7              7.9              517.1
Utilities                               36.9            1.2               0.2              1.0               37.9
                                     -------        -------            ------          -------            -------
                                     $ 736.5        $  16.0            $  5.7          $  10.3            $ 746.8
                                     =======        =======            ======          =======            =======

Common Stocks

The common stock portfolio comprised 5.8% and 5.4% of C.M. Life's investments at December 31, 1997 and 1996, respectively. Common stock had a cost of $50.2 million in 1997 and $47.2 million in 1996; the fair value was $61.4 million and $55.6 million at December 31, 1997 and 1996, respectively.

Mortgage Loans

Mortgage loans represented 9.6% and 3.2% of the total investments in the general account at December 31, 1997 and 1996, respectively. Mortgage loans consist of commercial mortgage loans and residential mortgage loan pools. At December 31, 1997 and 1996, commercial mortgage loans comprised 69.4% and 100.0% of the mortgage loan portfolio.

The following table provides certain information regarding the maturity distribution of commercial mortgage loans:

                      Commercial Mortgage Loan Maturities
                               December 31, 1997
                               -----------------
                                                            Carrying      % of
                                                              Value       Total
                                                              -----       -----
                                                               ($ In Millions)
Due in one year or less                                       $  5.9        5.8%
Due after one year
  through five years                                            47.1       46.3
Due after five years
  through ten years                                             17.5       17.2
Residentials                                                    31.1       30.7
                                                              ------      -----
  Total                                                       $101.6      100.0%
                                                              ======      =====

Total gross investment income on mortgage loans for the year ended December 31, 1997 was $5.0 million, a 36.7% increase from $3.9 million at December 31, 1996. This increase was due to a shift in investment philosophy from bonds to residential mortgage loans. Net realized capital losses were $0.2 and $2.2 million for the years ended December 31, 1997 and 1996.

Residential

The residential mortgage loan portfolio consists of conventional and FHA/VA mortgage pools. The Company imposes rigorous investment standards, including governmental agency guarantees, seasoned pools and discount pricing as protection against prepayment risk.

Commercial

The commercial mortgage loan portfolio consists of fixed rate loans on completed, income producing properties.

At December 31, 1997, 99.9% of the commercial mortgage loan portfolio consisted of bullet loans (loans that do not fully amortize over their term) compared to 99.6% at December 31, 1996. Scheduled bullet maturities at December 31, 1997 of $5.8 million, $10.5 million, $2.8 million and $14.6 million in 1998, 1999, 2000 and 2001 and represent 8.3%, 14.9%, 3.9% and 20.7%, respectively, of the commercial mortgage loan portfolio. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

C.M. Life had one bullet loan of $4.4 million scheduled to mature during 1997 which was paid off at discount in 1997.

During 1997 and 1996, all renewed bullet loans were performing assets prior to renewal and all loan renewals reflected market conditions. Past experience with regard to bullet maturities, however, is not necessarily indicative of future results.

The maturities of commercial mortgage loans are considered by C.M. Life to be sufficiently diversified and are carefully monitored and managed in light of C.M. Life's liquidity needs.

The following tables set forth by property type and geographic distribution the carrying value of commercial mortgage loan balances:

                  Commercial Mortgage Loans by Property Type

                                                      December 31,
                                             1997                    1996
                                    Carrying      % of      Carrying      % of
                                      Value       Total       Value       Total
                                      -----       -----       -----       -----
                                                    ($ In Millions)
Office                                $22.4        31.8%      $16.3        48.2%
Apartments                             19.8        28.1         4.1        12.1
Hotels & Motels                        17.4        24.7          --          --
Industrial & Other                      5.5         7.8         8.0        23.7
Retail                                  5.3         7.6         5.4        16.0
                                      -----       -----       -----       -----
                                      $70.4       100.0%      $33.8       100.0%
                                      =====       =====       =====       =====

                         Commercial Mortgage Loans by
                           Geographic Distribution

                                                      December 31,
                                             1997                    1996
                                    Carrying      % of      Carrying      % of
                                      Value       Total       Value       Total
                                      -----       -----       -----       -----
                                                    ($ In Millions)
West                                  $ 3.5         5.0%      $ 3.7        10.9%
Northeast                              18.2        25.8        12.8        37.9
Mid-Atlantic                            9.4        13.3         3.5        10.4
Southeast                              26.4        37.6         8.6        25.4
Midwest                                 5.9         8.4         2.0         5.9
Southwest                               7.0         9.9         3.2         9.5
                                      -----       -----       -----       -----
                                      $70.4       100.0%      $33.8       100.0%
                                      =====       =====       =====       =====

Policy Loans

As of December 31, 1997 and 1996, C.M. Life's policy loans were $142.5 million and $132.9 million, respectively. Policy loans, as a percentage of invested assets, were 13.4% and 13.0% at December 31, 1997 and 1996, respectively. Variable interest rate policy loans were 100% of total policy loans at December 31, 1997 and 98.6% in 1996. For loans with variable interest rates, the rates are adjusted annually based upon changes in a corporate bond index.

Portfolio Surveillance and Under-Performing Investments

Bonds

C.M. Life reviews all bonds on a regular basis utilizing the following criteria:
(i) material declines in revenues or margins, (ii) significant uncertainty regarding the issuer's industry, (iii) debt service coverage or cash flow ratios that fall below industry-specific thresholds, (iv) violation of financial covenants, (v) trading of public securities at a substantial discount due to specific credit concerns and (vi) other subjective factors that relate to the issuer. The bond portfolio is actively reviewed to estimate the likelihood and amount of financial defaults or write-downs in the portfolio and to make timely decisions as to the potential sale or renegotiation of terms of specific investments.

As defined by the NAIC, under performing bonds are those whose deferral of interest and/or principal payments are deemed to be caused by the inability of the obligor to make such payments as called for in the bond contract.

C.M. Life does not accrue interest income on bonds delinquent more than 90 days or when management believes the collection of interest is uncertain. Interest not accrued on bonds totaled $0.1 million and zero million for the years ended December 31, 1997 and 1996, respectively.

The carrying values of NAIC Category 5 and 6 bonds, as of the indicated dates, were as follows:

                          NAIC Category 5 and 6 Bonds
                                Carrying Value

                                                                   December 31,
                                                                 1997       1996
                                                                 ----       ----
                                                                  (In millions)
Performing:
Private                                                          $7.0       $ --
                                                                 ----       ----
   Total                                                          7.0         --
                                                                 ----       ----
Under performing:
Private                                                           0.6        2.0
                                                                 ----       ----
   Total                                                          0.6        2.0
                                                                 ----       ----
   Total                                                         $7.6       $2.0
                                                                 ====       ====

As a result of C.M. Life's conservative monitoring process, an internal watch list is generated which includes certain securities that would not be classified as under-performing under the SVO credit rating system. At December 31, 1997, bonds having a carrying value of $22.6 million (34.0% of the total bond portfolio) had been placed on the internal watch list, which is comprised of bonds that have the following NAIC ratings: $6.8 million NAIC Category 2, $4.7 million NAIC Category 3, $4.1 million NAIC Category 4 and $7.0 million NAIC Category 5.

Mortgage Loans

C.M. Life actively monitors, manages and directly services its commercial mortgage loan portfolio. C.M. Life's personnel perform or review all aspects of loan origination and portfolio management, including lease analysis, property transfer analysis, economic and financial reviews, tenant analysis and oversight of default and bankruptcy proceedings. All properties are re-valued each year and reinspected either each year or every other year based on internal quality ratings. C.M. Life uses the following criteria to determine whether a current or potential problem exists: (i) borrower bankruptcies, (ii) major tenant bankruptcies, (iii) requests for restructuring, (iv) delinquent tax payments,
(v) late payments, (vi) loan-to-value or debt service coverage deficiencies and
(vii) overall vacancy levels.

Restructured mortgage loans are loans for which current payment terms have been modified to less than current market rates, at the time of modification and are currently performing in accordance with such modified terms. Loans on which maturities have been extended but on which current payments are being made at or above market interest rates are not classified as restructured loans.

The carrying value of current and potential problem mortgage loans consisted of restructured mortgage loans and was $17.3 million and $21.9 million at December 31, 1997 and 1996, respectively. There were no problem commercial mortgage loans in process of foreclose, in default or in actively managed properties.

The AVR contains a commercial mortgage loan component which totaled $2.2 million at the end of 1997. In addition, at December 31, 1997, C.M. Life maintained a GIR of $3.9 million for properties in the process of foreclosure and for other anticipated losses. See "Investment Reserves."

C.M. Life does not accrue interest income on mortgage loans which are delinquent more than 90 days or when management believes the collection of interest is uncertain. Interest not accrued on mortgage loans totaled zero million for both the years ended December 31, 1997 and 1996.

The following tables set forth current and potential problem mortgage loans by property type and geographic region as of December 31, 1997:

            Commercial Mortgage Loan Distribution By Property Type

                                                        December 31, 1997
                                                        -----------------
                                                             Problem       % of
                                              Total Loan   Total Loan      Loan
                                                Amount       Amount       Amount
                                                ------       ------       ------
                                                         ($ In millions)
Office                                           $22.4        $10.4        14.8%
Retail                                             5.3          3.4         4.8
Industrial and Other                               5.5          3.5         5.0
Apartments                                        19.8           --          --
Hotels and Motels                                 17.4           --          --
                                                 -----        -----        ----
Total                                            $70.4        $17.3        24.6%
                                                 =====        =====        ====

                Commercial Mortgage Loan Distribution By Region

                                                      December 31, 1997
                                                      -----------------
                                                           Problem       % of
                                            Total Loan      Loan      Total Loan
                                              Amount        Amount      Amount
                                              ------        ------      ------
                                                       ($ In millions)
West                                           $ 3.5        $ 3.5         5.0%
Northeast                                       18.2         10.4        14.8
Mid-Atlantic                                     9.4          3.4         4.8
Southeast                                       26.4           --          --
Midwest                                          5.9           --          --
Southwest                                        7.0           --          --
                                               -----        -----        ----
 Total                                         $70.4        $17.3        24.6%
                                               =====        =====        ====

Write-downs and Investment Reserves

When C.M. Life determines that it is probable that the net realizable value of an invested asset is less than its carrying value, appropriate write-downs or investment reserves are established and recorded in accordance with statutory practice.

In the case of bonds, the net realizable value is determined in accordance with principles established by the SVO using criteria such as the net worth and capital structure of the borrower, the value of the collateral, the presence of additional credit support and C.M. Life's evaluation of the borrower's ability to compete in a relevant market.

In the case of real estate and commercial mortgage loans, borrower and property-specific assessments are also made.

In compliance with regulatory requirements, C.M. Life maintains the AVR. The AVR stabilizes policyholders' contingency reserves against non-interest rate related fluctuations in the value of stocks, bonds, mortgage loans and real estate investments. GIR, which are not mandated by regulation, are maintained by C.M. Life in anticipation of future losses on specific mortgage loans and real estate holdings, particularly mortgage loans in the process of foreclosure.

C.M. Life's total investment reserves at December 31, 1997 were $26.6 million, an 18.0% increase from December 31, 1996, consisting of AVR of $22.7 million and mortgage loan GIR of $3.9 million.

The following table presents the change in total investment reserves for the years 1997 and 1996:

                           Total Investment Reserves

                                               Bonds, Preferred
                                                  Stocks and
                                                  Short-term         Mortgage       Common
                                                  Investments         Loans          Stock       Total
                                                  -----------         -----          -----       -----
                                                                       (In millions)
Balance at December 31, 1995(1)                       $6.1             $4.5           $9.3       $19.9
Reserve contributions(2)                               1.7              0.2            0.2         2.1
Transfers among categories                             --               --             --          --
Net realized capital gains (losses)(3)                 --              (1.4)           3.1         1.7
Unrealized capital gains (losses)(4)                  (2.2)             --             0.3        (1.9)
                                                      ----            ----           -----       -----
Net change to Policyholders'
 Contingency Reserves(5)                              (0.5)            (1.2)           3.6         1.9
                                                      ----             ----          -----       -----
Balance at December 31, 1996(1)                       $5.6             $3.3          $12.9       $21.8
Reserve contributions(2)                               1.3              2.9           (0.3)        3.9
Transfers among categories                             --               --             --          --
Net realized capital gains (losses)(3)                 0.1             (0.1)           --          --
Unrealized capital gains (losses)(4)                  (1.8)             --             2.7         0.9
                                                      ----             ----          -----       -----
Net change to Investment
 Contingency Reserves(5)                              (0.4)             2.8            2.4         4.8
                                                      ----             ----          -----       -----
Balance at December 31, 1997(1)                       $5.2             $6.1          $15.3       $26.6
                                                      ====             ====          =====       =====

(1) The balance is comprised of the AVR and GIR, which are recorded separately as liabilities on the statutory statement of financial position as follows:

                                                 AVR           GIR         Total
                                                 ---           ---         -----
                                                         (In millions)
    Balance at December 31, 1995                $15.9         $4.0         $19.9
    Balance at December 31, 1996                $18.5         $3.3         $21.8
    Balance at December 31, 1997                $22.7         $3.9         $26.6

(2) Amounts represent contributions calculated on a statutory formula plus amounts deemed necessary by C.M. Life. Represents the net impact on Policyholders' Contingency Reserves for investment gains and losses not related to changes in interest rates.

(3) These amounts offset realized capital gains (loss), net of tax, that have been recorded as a component of net income. Amounts include realized capital gains and losses, net of tax, on sales not related to interest fluctuations, such as repayments of mortgage loans at a discount, mortgage loan foreclosures and real estate permanent write-downs.

(4) These amounts offset unrealized capital gains (loss), recorded as a change in Policyholders' Contingency Reserves (Surplus). Amounts include unrealized losses due to market value reductions of securities with a NAIC quality rating of 6 and net changes in the undistributed earnings of subsidiaries.

(5) Amounts represent the reserve contribution (note 2) less amounts already recorded (notes 3 and 4). This net change in reserves is recorded as a charge to Policyholders' Contingency Reserves.

IX. C.M. Life and MassMutual - Description of the Business

C.M. Life, 140 Garden Street, Hartford, Connecticut, 06154, is a stock life insurance company. It was chartered by a Special Act of the Connecticut General Assembly on April 25, 1980. It is principally engaged in the sale of life insurance and annuities, primarily flexible premium universal life insurance and variable annuity products, and is licensed to sell life insurance and annuities in Puerto Rico, the District of Columbia and all 50 states, except New York. Effective March 1, 1996, C.M. Life became a wholly owned stock life insurance subsidiary of MassMutual when the operations of C.M. Life's former parent, Connecticut Mutual Life Insurance Company were merged with and into MassMutual.

MassMutual is a mutual life insurance company organized as a Massachusetts corporation which was originally chartered in 1851. As a mutual life insurance company, MassMutual has no shareholders. MassMutual's primary business is ordinary life insurance. MassMutual also provides, directly or through its subsidiaries, a wide range of annuity and disability products, and pension and pension-related products and services, as well as investment services to individuals, and corporations and other institutions in all 50 states of the United States, Puerto Rico and the District of Columbia. MassMutual, its subsidiaries or affiliates, are also licensed to transact business in six provinces of Canada, Chile, Argentina, Bermuda and Luxembourg although its operations in such jurisdictions are not material.

MassMutual's principal lines of business are (i) Individual Line of Business, which includes individual protection products, including life and disability, and individual accumulation products, which provide annuities, large corporate market and investment products and services; (ii) Retirement Services, which provides group pension investment products and administrative services, primarily to sponsors of tax qualified retirement plans; (iii) MassMutual Investment Group, which provides investment advisory services to MassMutual, its affiliates and various outside individual and institutional investors through MassMutual's investment management staff and its principal subsidiaries:
OppenheimerFunds, Inc., David L. Babson and Company, Inc., Antares Leveraged Capital, and Cornerstone Real Estate Advisors, Inc.

The direction and operations of MassMutual's three lines of business are guided by a statement of corporate vision. Under this vision, MassMutual's operations are managed so as to maintain a financially strong and efficient enterprise for the benefit of policyholders. MassMutual's long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth.

COMPETITION

The life insurance industry is highly competitive. There are more than 1,700 life insurance companies in the United States, many of which offer insurance products similar to those marketed by C.M. Life. In addition to competition within the industry, insurers are increasingly facing competition from non-traditional sources in the financial services business, including mutual funds, banks, securities brokerage houses and other financial services entities, many of which provide alternative investment and savings vehicles for consumers. Legislative initiatives proposed at the federal level would, if enacted, reorder the financial services industry, thereby changing the environment in which C.M. Life competes.

C.M. Life's management believes its financial strength, agent skill and historical product performance provide competitive advantages for the products it offers in these markets. C.M. Life received the following ratings from the various rating agencies, A.M. Best Company, Inc. (A++), Standard and Poor's Corporation (AAA), Duff & Phelps Credit Rating Company (AAA), and Moody's Investors Service Inc. of Aa1 (the highest in its "excellent" category).

During 1997, MassMutual's, C.M. Life's parent's, financial strength continued to be recognized favorably by the rating agencies. MassMutual has received the highest ratings from A.M. Best Company, Inc. (A++), Standard & Poor's Corporation (AAA), and Duff & Phelps Credit Rating Company (AAA), as well as a rating of Aa1 by Moody's Investors Service, Inc. (the highest in its "excellent" category).

Each rating agency independently assigns ratings based on its own separate review and takes into account a variety of factors (which are subject to change in making its decision). Accordingly, there can be no assurance of the ratings that will be afforded C.M. Life in the future.

REGULATION

C.M. Life is organized as a Connecticut stock life insurance company, and is subject to Connecticut laws governing insurance companies. C.M. Life is regulated and supervised by the State of Connecticut Insurance Commissioner. By March 1 of every year, C.M. Life must prepare and file an annual statement, in a form prescribed by the State of Connecticut Insurance Department, as of December 31 of the preceding year. The Commissioner and his or her agents have the right at all times to review or examine C.M. Life's books and assets. A full examination of C.M. Life's operations is conducted periodically according to the rules and practices of the NAIC. C.M. Life is also subject to the insurance laws of the states in which it is authorized to do business, to various federal and state securities laws and regulations, and to regulatory agencies which administer those laws and regulations.

C.M. Life is licensed to transact its insurance business in, and is subject to regulation and supervision by the Commonwealth of Puerto Rico, the District of Columbia and all 50 states of the United States, except New York. The extent of such regulation varies, but most jurisdictions have laws and regulations requiring the licensing of insurers and their agents and setting standards of solvency and business conduct to be maintained by licensed insurance companies, and may regulate withdrawal from certain markets. In addition, statutes and regulations usually require the approval of policy forms and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. C.M. Life is also subject to regulation of its accounting methodologies and is required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which it does business. Each of its operations and accounts is also subject to examination by such agencies at regular intervals.

All 50 states of the United States, the District of Columbia and Puerto Rico have insurance guaranty fund laws requiring insurance companies doing business within those jurisdictions to participate in guaranty associations which are organized to pay contractual obligations under insurance policies (and certificates issued under group insurance policies) issued by impaired or insolvent life insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets, usually over a period of years. C.M. Life believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity. C.M. Life elected not to admit $1.3 million and $1.6 million of guaranty fund premium tax recoveries relating to prior assessments in 1997 and 1996, respectively.

In addition to regulation of its insurance business, C.M. Life is subject to various types of federal and state laws and regulations affecting the conduct, taxation and other aspects of its businesses. Certain policies and contracts offered by C.M. Life are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission.

C.M. Life's management believes it is in compliance in all material respects with all applicable regulations.

X. Experts and Available Information

Experts

The audited statement of statutory financial position of C.M. Life as of December 31, 1997 and 1996 and the related statutory statements of income, changes in shareholder's equity and cash flows for each of the years in the two year period ended December 31, 1997 included in this prospectus have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

The statutory statements of income, changes in capital stock and surplus and cashflows for the year ended December 31, 1995 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

Available Information

C.M. Life files registration statements, reports and informational statements with the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934. These filings contain information not contained in this Prospectus. Such registration statements, reports, information statements and other information can be reviewed and copied at the public reference facilities maintained by the Securities and Exchange Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's New York and Chicago regional offices located at the following addresses: northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10046; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains these filings. The SEC's Internet address is http://www.sec.gov.

XI. Selected Historical Financial Data

The financial information of C.M. Life has been prepared on the basis of Statutory Accounting Practices prescribed or permitted by the Department of Insurance of the State of Connecticut. The following statutory information for the years ended and at December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from C.M. Life's statutory financial statements and have been audited by Coopers & Lybrand L.L.P., independent accountants for the years 1997 and 1996. Coopers & Lybrand L.L.P. did not audit the statutory financial statements of C.M. Life for the years 1995, 1994 and 1993. Those statements were audited by other auditors. For a description of the accounting principles applicable to this financial information and certain differences between statutory accounting practices and GAAP, see section VII. Accounting Practices.

The information presented below should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and other information included elsewhere in this Prospectus. The results for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

                          C.M. Life Insurance Company
Selected Statutory Financial Data
                       For the Years Ended December 31,
                                ($ In Millions)

                                                          1997          1996          1995          1994         1993
                                                          ----          ----          ----          ----         ----
Revenue:
  Premium income                                       $  331.3      $  314.4      $  260.8      $  251.2      $ 180.4
  Net investment and other income                          72.1          76.4          84.4          81.7         86.5
                                                       --------      --------      --------      --------      -------
                                                          403.4         390.8         345.2         332.9        266.9
                                                       --------      --------      --------      --------      -------
Benefits and expenses:
  Policy benefits and payments                            100.4          99.0          58.9          42.4         30.8
  Additions to policyholder reserves, funds
   and separate accounts                                  190.0         210.3         211.4         230.3        175.9
  Operating expenses                                       49.5          45.4          32.1          14.8         17.5
  Commissions                                              33.5          25.0          14.1           7.4          7.8
  State taxes, licenses and fees                            3.5           3.2           5.0           4.2          3.0
                                                       --------      --------      --------      --------      -------
                                                          376.9         382.9         321.5         299.1        235.0
                                                       --------      --------      --------      --------      -------
Net gain from operations before federal
  Income taxes                                             26.5           7.9          23.7          33.8         31.9
  Federal income taxes                                     19.0           6.3           9.4          14.2         11.0
                                                       --------      --------      --------      --------      -------
Net gain from operations                                    7.5           1.6          14.3          19.6         20.9
Net realized capital gain (loss)                            0.1           0.6          (0.5)         (1.8)         0.2
                                                       --------      --------      --------      --------      -------
Net income                                             $    7.6      $    2.2      $   13.8      $   17.8      $  21.1
                                                       ========      ========      ========      ========      =======

Assets:
  General account                                      $1,122.7      $1,086.9      $1,028.4      $  912.6      $ 831.4
  Separate account                                      1,096.5         779.7         531.4         309.7        145.7
                                                       --------      --------      --------      --------      -------
  Total assets                                         $2,219.2      $1,866.6      $1,559.8      $1,222.3      $ 977.1
                                                       ========      ========      ========      ========      =======

Liabilities:
  Policyholders' reserves and funds                    $  951.0      $  907.5      $  867.7      $  783.8      $ 715.0
  Investment reserves                                      26.6          21.8          19.9           6.6          6.5
  Other liabilities                                        31.9          47.8          27.6          18.3         22.0
  Separate account reserves and liabilities             1,096.5         779.7         531.4         309.7        145.7
                                                       --------      --------      --------      --------      -------
  Total liabilities                                     2,106.0       1,756.8       1,446.6       1,118.4        889.2
                                                       --------      --------      --------      --------      -------

Capital Stock and Surplus:
  Common stock                                              2.5           2.5           2.5           2.5          2.5
  Paid in capital and contributed surplus                  43.8          43.8          43.8          43.8         43.8
  Unassigned surplus                                       66.9          63.5          66.9          57.6         41.6
                                                       --------      --------      --------      --------      -------
  Total capital stock and surplus                         113.2         109.8         113.2         103.9         87.9
                                                       --------      --------      --------      --------      -------
Total liabilities and capital stock and surplus        $2,219.2      $1,866.6      $1,559.8      $1,222.3      $ 977.1
                                                       ========      ========      ========      ========      =======

Total adjusted capital data (1)
  Total stockholders' equity                           $  113.2      $  109.8      $  113.2      $  103.9      $  87.9
  Asset valuation reserve                                  22.7          18.5          16.0           6.6          6.6
                                                       --------      --------      --------      --------      -------
  Total adjusted capital                               $  135.9      $  128.3      $  129.2      $  110.5      $  94.5
                                                       ========      ========      ========      ========      =======

(1) Defined by the NAIC as surplus plus Asset Valuation Reserve ("AVR"). Certain prior year amounts have been reclassified to conform with current year presentation. The preceding selected financial data of C.M. Life should be read in conjunction with the statutory financial statements notes thereto and the related management's discussion and analysis.

Report Of Independent Accountants

To the Board of Directors and Policyholders of C.M. Life Insurance Company

We have audited the accompanying statutory statements of financial position of C.M. Life Insurance Company as of December 31, 1997 and 1996, and the related statutory statements of income, changes in capital stock and surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statutory financial statements of C.M. Life Insurance Company for the year ended December 31, 1995 were audited by other auditors whose report, dated February 15, 1996, expressed an adverse opinion on those statements as to fair presentation in conformity with generally accepted accounting principles and expressed an unqualified opinion in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1, these financial statements were prepared in conformity with statutory accounting practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Department of Insurance of the State of Connecticut ("statutory accounting principles"), which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable at this time, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of C.M. Life Insurance Company at December 31, 1997 and 1996, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C.M. Life Insurance Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, on the statutory basis of accounting described in Note 1.

COOPERS & LYBRAND, L.L.P.


Springfield, Massachusetts
February 6, 1998

C.M. Life Insurance Company

STATUTORY STATEMENTS OF FINANCIAL POSITION

                                                             December 31,
                                                        1997              1996
                                                        ----              ----
                                                             (in Millions)
Assets:
Bonds ......................................          $  664.5          $  736.5
Common stocks ..............................              61.4              55.6
Mortgage loans .............................             101.6              33.8
Other investments ..........................               2.2                 -
Policy loans ...............................             142.5             132.9
Cash and short-term investments ............              88.4              63.7
                                                      --------          --------

                                                       1,060.6           1,022.5

Investment and insurance amounts
  receivable ...............................              30.1              32.9
Federal income tax receivable ..............                 -               7.1
Transfer due from separate account .........              32.0              24.3
                                                      --------          --------

                                                       1,122.7           1,086.8

Separate account assets ....................           1,096.5             779.8
                                                      --------          --------

                                                      $2,219.2          $1,866.6
                                                      ========          ========



                  See Notes to Statutory Financial Statements.

C.M. Life Insurance Company

                                                                 December 31,
                                                     1997                          1996
                                                     ----                          ----
                                                    ($ In Millions Except for Par Value
                                                            and Share Amounts
Liabilities:
Policyholders' reserves and funds ..............   $  951.0                      $  907.5
Policyholders' claims and other benefits .......        4.5                           3.8
Payable to parent ..............................       13.6                           9.6
Federal income taxes payable ...................        6.1                             -
Asset valuation reserve ........................       22.7                          18.5
Investment reserves ............................        3.9                           3.3
Other liabilities ..............................        7.7                          34.3
                                                   --------                      --------

                                                    1,009.5                         977.0

Separate account reserves and liabilities ......    1,096.5                         779.8
                                                   --------                      --------

                                                    2,106.0                       1,756.8
                                                   --------                      --------
Capital stock and surplus:

Common stock, $200 par value
   50,000 shares authorized
   12,500 shares issued and outstanding ........        2.5                           2.5
Paid-in and contributed surplus ................       43.8                          43.8
Surplus ........................................       66.9                          63.5
                                                   --------                      --------

                                                      113.2                         109.8
                                                   --------                      --------

                                                   $2,219.2                      $1,866.6
                                                   ========                      ========


                  See Notes to Statutory Financial Statements.

C.M. Life Insurance Company

STATUTORY STATEMENTS OF INCOME
                                                    Years ended December 31,
                                                  1997        1996        1995
                                                  ----        ----        ----
                                                         (In Millions)
Revenue:

Premium Income ............................      $331.3      $314.4      $260.8
Net investment and other income ...........        72.1        76.4        84.4
                                                 ------      ------      ------

                                                  403.4       390.8       345.2
                                                 ------      ------      ------
Benefits and expenses:

Policy benefits and payments ..............       100.4        99.0        58.9
Addition to policyholders' reserves, funds
  and separate accounts ...................       190.0       210.3       211.4
Operating expenses ........................        49.5        45.4        32.1
Commissions ...............................        33.5        25.0        14.1
State taxes, licenses and fees ............         3.5         3.2         5.0
                                                 ------      ------      ------

                                                  376.9       382.9       321.5
                                                 ------      ------      ------
Net gain from operations before federal
  income taxes ............................        26.5         7.9        23.7

Federal income taxes ......................        19.0         6.3         9.4
                                                 ------      ------      ------
Net gain from operations ..................         7.5         1.6        14.3

Net realized capital gain (loss) ..........         0.1         0.6        (0.5)
                                                 ------      ------      ------

Net income ................................      $  7.6      $  2.2      $ 13.8
                                                 ======      ======      ======


                  See Notes to Statutory Financial Statements.

C.M. Life Insurance Company

STATUTORY STATEMENTS OF CHANGES IN CAPITAL STOCK AND SURPLUS

                                                     Years Ended December 31,
                                                    1997       1996       1995
                                                    ----       ----       ----
                                                          (In Millions)
Capital stock and surplus equity,
 beginning of year ............................    $109.8     $113.2     $103.8

Increases (decreases) due to:
 Net income ...................................       7.6        2.2       13.8
 Change in asset valuation and investment
  reserves ....................................      (4.8)      (1.9)      (9.2)
 Change in non-admitted assets and other ......      (0.2)      (2.7)      (1.2)
 Net unrealized capital gain (loss) ...........       0.8       (1.0)       6.0
                                                   ------     ------     ------

                                                      3.4       (3.4)       9.4
                                                   ------     ------     ------

Capital stock and surplus equity, end of year..    $113.2     $109.8     $113.2
                                                   ======     ======     ======



                  See Notes to Statutory Financial Statements.

C.M. Life Insurance Company

STATUTORY STATEMENTS OF CASH FLOWS

                                                       Years Ended December 31,
                                                       1997       1996     1995
                                                       ----       ----     ----
                                                              (In Millions)
Operating activities:

   Net income .......................................  $  7.6   $  2.2   $ 13.8
   Additions to policyholders' reserves and funds
    net of transfers to separate accounts ...........    44.2     41.6     84.2
   Net realized capital gain (loss) .................    (0.1)    (0.6)     0.5
   Other changes ....................................     0.5     (0.8)    (0.6)
                                                       ------   ------   ------

   Net cash provided by operating activities ........    52.2     42.4     97.9
                                                       ------   ------   ------
Investing activities:
   Loans and purchases of investments ...............  (438.6)  (184.9)  (491.9)
   Sales and maturites of investments and
    receipts from repayment of loans ................   411.1    191.1    406.0
                                                       ------   ------   ------
Net cash provided by (used in) investing
  activities ........................................   (27.5)     6.2    (85.9)
                                                       ------   ------   ------

Increase in cash and short-term investments .........    24.7     48.6     12.0

Cash and short-term investments, beginning of
year ................................................    63.7     15.1      3.1
                                                       ------   ------   ------

Cash and short-term investments, end of year ........  $ 88.4   $ 63.7   $ 15.1
                                                       ======   ======   ======


                  See Notes to Statutory Financial Statements.

Notes To Statutory Financial Statements

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

C.M. Life Insurance Company (the Company) is a wholly owned stock life insurance subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual"). On March 1, 1996, the operations of the Company's former parent, Connecticut Mutual Life Insurance Company, were merged into MassMutual. The Company is primarily engaged in the sale of flexible premium universal life insurance and variable annuity products distributed through career agents. The Company is licensed to sell life insurance and annuities in Puerto Rico, the District of Columbia and all 50 states except New York.

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the statutory accounting practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs directly related to acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP generally requires they be valued at fair value; (d) deferred income taxes are not provided for book-tax timing differences as would be required by GAAP; and (e) payments received for universal life products and variable annuities are reported as premium revenue, whereas under GAAP, these payments would be recorded as deposits to policyholders' account balances.

The NAIC is currently engaged in an extensive project to codify statutory accounting principles ("Codification") with a goal of providing a comprehensive guide of statutory accounting principles for use by insurers in all states. This comprehensive guide, which has not been approved by the NAIC or any state insurance department includes seventy-two Statements of Statutory Accounting Principles ("SSAPs") and is expected to be effective no earlier than January 1, 1999. The effect of adopting these SSAPs shall be reported as an adjustment to surplus on the effective date. Management is currently reviewing the impact of Codification. However, since the SSAPs have not been finalized, the ultimate impact cannot be determined at this time.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities, at the date of the financial statements. Management must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in the financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the Company's principal accounting policies and practices.

A. Investments

Bonds and stocks are valued in accordance with rules established by the National Association of Insurance Commissioners. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks at fair value.

Mortgage loans are valued at unpaid principal less unamortized discount.

Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy.

Short-term investments are stated at amortized cost, which approximates fair value.

In compliance with regulatory requirements, the Company maintains an Asset Valuation Reserve and an Interest Maintenance Reserve. The Asset Valuation Reserve and other investment reserves stabilize surplus against fluctuations in the value of stocks, as well as declines in the value of bonds and mortgage loans.

Notes To Statutory Financial Statements (Continued)

The Interest Maintenance Reserve captures after-tax realized capital gains and losses which result from changes in the overall level of interest rates for all types of fixed income investments, as well as other financial instruments, including financial futures, U. S. Treasury purchase commitments, options and interest rate swaps. This reserve is amortized into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. Net realized after tax capital gains of $2.0 million in 1997 and $0.4 million in 1996 and net realized after tax capital losses of $0.9 million in 1995 were transferred to the Interest Maintenance Reserve. Amortization of the Interest Maintenance Reserve into net investment income amounted to $0.1 million in 1997, 1996 and 1995. At December 31, 1997, 1996 and 1995, the Interest Maintenance Reserve consisted of a net loss deferral which was recorded as a reduction of surplus.

Realized capital gains and losses, less taxes, not includable in the Interest Maintenance Reserve, are recognized in net income. Realized capital gains and losses are determined using the specific identification method. Unrealized capital gains and losses are included in surplus.

B. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of variable annuity contract holders. The assets consist principally of marketable securities reported at fair value. Transfers due from separate account represents the policyholders' account values in excess of statutory benefit reserves. Premiums, benefits and expenses of the separate accounts are reported in the Statutory Statement of Income. Reserves for these life and annuity contracts have been established using assumed interest rates and valuation methods that will provide reserves at least as great as those required by law and contract provisions. The Company receives administrative and investment advisory fees from these accounts.

C. Non-admitted Assets

Assets designated as "non-admitted" (principally prepaid agent commissions, other prepaid expenses and the Interest Maintenance Reserve, when in a net loss deferral position) are excluded from the statutory statement of financial position. These amounted to $5.7 million and $6.6 million as of December 31, 1997 and 1996, respectively and changes therein are charged directly to surplus.

D. Policyholders' Reserves and Funds

Policyholders' reserves for life contracts are developed using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 4.0 to 4.5 percent.

Reserves for individual annuities are based on accepted actuarial methods, principally at interest rates ranging from 5.5 to 9.0 percent. Reserves for policies and contracts considered investment contracts have a carrying value of $115.6 million and $113.7 million at December 31, 1997 and 1996, respectively (fair value of $116.0 million and $113.7 million at December 31, 1997 and 1996, respectively as determined by discounted cash flow projections).

E. Premium and Related Expense Recognition

Life insurance premium revenue is recognized annually on the anniversary date of the policy. Annuity premium is recognized when received. Commissions and other costs related to the issuance of new policies, maintenance and settlement costs are charged to current operations when incurred.

F. Cash and Short-term Investments

For purposes of the Statutory Statement of Cash Flows, the Company considers all highly liquid short-term investments purchased with a maturity of twelve months or less to be cash and short-term investments.

3.  FEDERAL INCOME TAXES

Provision for federal income taxes is based upon the Company's best estimate of its tax liability. No deferred tax effect is recognized for temporary differences that may exist between financial reporting and taxable income. Accordingly, the reporting of miscellaneous temporary differences, such as reserves and acquisition costs, resulted in effective tax rates which differ from the statutory tax rate.

The Internal Revenue Service has completed its examination of the Company's income tax returns through the year 1991 and is currently examining the Company for the years 1992 through 1995. The Company believes any adjustments resulting from such examinations will not materially affect its financial statements.

The Company plans to file a separate company 1997 federal income tax return.

Federal tax payments were $6.8 million in 1997, $17.6 million in 1996 and $10.7 million in 1995.

4.  CAPITAL STOCK AND SURPLUS

The Board of Directors of MassMutual has authorized the contribution of funds to the Company sufficient to meet the capital requirements of all states in which the Company is licensed to do business. Substantially all of the statutory capital stock and surplus is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval. Under these regulations, $10.7 million of capital stock and surplus is available for distribution to the shareholder in 1998 without prior regulatory approval.

5.  RELATED PARTY TRANSACTIONS

MassMutual and the Company have an agreement whereby MassMutual, for a fee, will furnish the Company, as required, operating facilities, human resources, computer software development and managerial services. Investment and administrative services are provided to the Company pursuant to a management services agreement with MassMutual. Similar arrangements were in place with Connecticut Mutual Life Insurance Company, the Company's former parent, prior to its merger with MassMutual. Fees incurred under the terms of these agreements were $39.7 million, $45.9 million and $34.0 million in 1997, 1996 and 1995, respectively.

Prior to March 1, 1996, the Company had an underwriting agreement with its affiliates GR Phelps and MML Distributors. Under this agreement, the affiliates paid commissions and received the cash flows from variable annuity contract fees. Effective March 1, 1996, this agreement was cancelled, and the Company began paying all commissions and retained the right to the related future cash flows from contract fees.

The Company cedes a portion of its life insurance business to MassMutual and other insurers in the normal course of business. The Company's retention limit per individual insured is $4 million; the portion of the risk exceeding the retention limit is reinsured with other insurers. The Company is contingently liable with respect to ceded reinsurance in the event any reinsurer is unable to fulfill its contractual obligations.

The Company has a modified coinsurance quota-share reinsurance agreement with Mass Mutual whereby the Company cedes 75% of the premiums on certain universal life policies. In return, MassMutual pays the Company a stipulated expense allowance, death and surrender benefits, and a modified coinsurance adjustment. Reserves for payment of future benefits for the ceded policies are retained by the Company.

The Company also has a stop-loss agreement with MassMutual, with maximum coverage at $25.0 million, under which the Company cedes claims which, in aggregate, exceed $35.6 million in 1997, $28.1 million in 1996, and $24.2 million in 1995. For each of the years, the limit was not exceeded. The Company paid approximately $1.0 million, $0.4 million, and $0.6 million in premiums under the agreement in 1997, 1996 and 1995, respectively.

6.   INVESTMENTS

The Company maintains a diversified investment portfolio. Investment policies limit concentration in any asset class, geographic region, industry group, economic characteristic, investment quality or individual investment.


A. Bonds

The carrying value and estimated fair value of investments in bonds as of December 31, 1997 and 1996 are as follows:


                                                December 31, 1997
                                               Gross         Gross     Estimated
                                 Carrying   Unrealized    Unrealized     Fair
                                  Value        Gains         Losses      Value
                                  -----        -----         ------      -----
                                                   (in Millions)
U. S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                   $ 104.3       $  2.2         $ 0.2      $ 106.3
Debt securities issued by
 foreign governments                4.6          0.0           0.3          4.3
Mortgage-backed securities         38.8          1.0           0.2         39.6
State and local governments        20.0          0.3             -         20.3
Corporate debt securities         471.8         15.6           1.9        485.6
Utilities                          25.0          1.1             -         26.1
                                -------       ------         -----      -------
    Total                       $ 664.5       $ 20.2         $ 2.6      $ 682.1
                                =======       ======         =====      =======

                                                 December 31, 1996
                                             Gross        Gross      Estimated
                                 Carrying  Unrealized   Unrealized     Fair
                                  Value      Gains        Losses       Value
                                  -----      -----        ------       -----
                                                 (In Millions)
U. S. Treasury securities
 and obligations of U.S.
 government corporations
 and Agencies                    $138.8      $  2.2        $ 1.0       $140.0
Debt securities issued by
 foreign governments                3.9         0.1            -          4.0
Mortgage-backed securities         37.4         0.7          0.7         37.4
State and local governments        10.3         0.2          0.1         10.4
Industrial securities             509.2        11.6          3.7        517.1
Utilities                          36.9         1.2          0.2         37.9
                                 ------      ------        -----       ------
    Total                        $736.5      $ 16.0        $ 5.7       $746.8
                                 ======      ======        =====       ======

The carrying value and estimated fair value of bonds at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.
                                                                       Estimated
                                             Carrying                    Fair
                                               Value                     Value
                                               -----                     -----
                                                        (In Millions)
Due in one year or less                       $ 34.3                    $ 34.3
Due after one year through five years          227.7                     232.0
Due after five years through ten years         209.7                     217.4
Due after ten years                             80.3                      83.4
                                             -------                    ------
                                               552.0                     567.1
Mortgage-backed securities, including
   securities guaranteed by the U.S.
   Government                                  112.5                     115.0
                                             -------                    ------
 Total                                       $ 664.5                    $682.1
                                             =======                    ======

Proceeds from sales of investments in bonds were $388.8 million during 1997, $162.9 million during 1996, and $380.6 million during 1995. Gross capital gains of $3.8 million in 1997, $1.6 million in 1996, and $3.6 million in 1995 and gross capital losses of $0.5 million in 1997, $0.9 million in 1996, and $4.7 million in 1995 were realized on those sales, portions of which were included in the Interest Maintenance Reserve. Estimated fair value of non-publicly traded bonds is determined by the Company using a pricing matrix.

B. Stocks

Common stocks had a cost of $50.2 million in 1997 and $47.2 million in 1996.

C. Mortgages

The fair value of mortgage loans, as determined from a pricing matrix for performing loans and the estimated underlying real estate value for non-performing loans, approximated carrying value.

The Company had restructured loans with book values of $17.3 million and $21.9 million at December 31, 1997 and 1996, respectively. The loans typically have been modified to defer a portion of the contracted interest payments to future periods. Interest deferred to future periods totaled $0.2 million in 1997, 1996 and 1995.

D. Other

The carrying value of investments which were non-income producing for the preceding twelve months was $0.4 million and $2.8 million at December 31, 1997 and 1996, respectively.

It is not practicable to determine the fair value of policy loans as they do not have a stated maturity.

7.  PORTFOLIO RISK MANAGEMENT

The Company manages its investment risks primarily to reduce interest rate and duration imbalances determined in asset/liability analyses. The fair values of these instruments, which are not recorded in the financial statements, are based upon market prices or prices obtained from brokers. The Company does not hold or issue these financial instruments for trading purposes.

The notional amounts described do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the instruments, which relate to interest rates, exchange rates, security prices or financial or other indexes.

The Company utilizes interest rate swap agreements and options to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other risks identified. Under interest rate swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest rates calculated by reference to an agreed-upon notional principal amount. Net amounts receivable and payable are accrued as adjustments to interest income and included in investment and insurance amounts receivable on the Statutory Statement of Financial Position. Gains and losses realized on the termination of contracts are amortized through the Interest Maintenance Reserve over the remaining life of the associated contract. At December 31, 1997 and 1996, the Company had swaps outstanding with notional amounts of $46.5 million and $13.0 million, respectively. The fair value of these instruments was $0.2 million at December 31, 1997 and $0.1 million at December 31, 1996.

Options grant the purchaser the right to buy or sell a security or enter into a derivative transaction at a stated price within a stated period. The Company's option contracts have terms of up to five years. The amounts paid for options purchased are included in other investments on the Statutory Statement of Financial Position. Gains and losses on these contracts are recorded at the expiration or termination date and are amortized through the Interest Maintenance Reserve over the remaining life of the option contract. At December 31, 1997 and 1996, the Company had option contracts with notional amounts of $111.3 million and $34.7 million, respectively. The Company's credit risk exposure was limited to the unamortized costs of $2.2 million and $0.1 million which had fair values of $2.3 million and $0.1 million at December 31, 1997 and 1996, respectively.

Notes To Statutory Financial Statements (Continued)

The Company utilizes asset swap agreements to reduce exposures, such as currency risk and prepayment risk, built into certain assets acquired. Cross-currency interest rate swaps allow investment in foreign currencies, increasing access to additional investment opportunities, while limiting foreign exchange risk. The net cash flows from asset and currency swaps are recognized as adjustments to the underlying assets' interest income. Gains and losses realized on the termination of these contracts adjusts the bases of the underlying asset. Notional amounts relating to asset and currency swaps totaled $1.0 million at December 31, 1997 and 1996. The fair values of these instruments were an unrealized gain of $0.1 million and an unrealized loss of $0.1 million at December 31, 1997 and 1996, respectively.

The Company enters into forward U.S. Treasury commitments for the purpose of managing interest rate exposure. The Company generally does not take delivery on forward commitments. These commitments are instead settled with offsetting transactions. Gains and losses on forward commitments are recorded when the commitment is closed and amortized through the Interest Maintenance Reserve over the remaining life of the asset. At December 31, 1997 and 1996, the company had
U. S. Treasury purchase commitments which will settle during the following year with contractual amounts of $3.0 million and $2.0 million, respectively.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. This exposure is limited to contracts with a positive fair value. The amounts at risk in a net gain position were $2.6 million and $0.1 million at December 31, 1997 and 1996, respectively. The Company monitors exposure to ensure counterparties are credit worthy and concentration of exposure is minimized. Additionally, contingent collateral positions have been obtained with counterparties when considered prudent.

8.  LIQUIDITY

The withdrawal characteristics of the policyholder's reserves and funds, including separate accounts, and the invested assets which support them at December 31, 1997 are illustrated below:

                                                           (In Millions)
Total policyholders' reserves and funds and,
 separate account liabilities                         $2,047.5
Not subject to discretionary withdrawal                   (1.4)
Policy loans                                            (142.5)
                                                      --------
 Subject to discretionary withdrawal                                $1,903.6
                                                                    ========
Total invested assets, including separate
 investment accounts                                  $2,157.1
Policy loans and other invested assets                  (295.3)
                                                      --------
 Marketable investments                                             $1,861.8
                                                                    ========


9.  BUSINESS RISKS AND CONTINGENCIES

The Company is subject to insurance guaranty fund laws in the states in which it does business. These laws assess insurance companies amounts to be used to pay benefits to policyholders and claimants of insolvent insurance companies. Many states allow these assessments to be credited against future premium taxes. The Company believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity. The Company elected not to admit $1.3 million and $1.6 million of guaranty fund premium tax offset receivable relating to prior assessments in 1997 and 1996, respectively.

The Company is involved in litigation arising in and out of the normal course of its business. Management intends to defend these actions vigorously. While the outcome of litigation cannot be forseen with certainty, it is the opinion of management, after consultation with legal counsel, that the ultimate resolution of these matters will not materially affect its financial position, results of operations or liquidity.

10. RECLASSIFICATIONS

Certain 1996 and 1995 amounts have been reclassified to conform with the current year presentation.

11. AFFILIATED COMPANIES

The relationship of the Company, its parent and affiliated companies as of December 31, 1997 is illustrated below. Subsidiaries are wholly-owned by the parent, except as noted.

Parent
------
Massachusetts Mutual Life Insurance Company

Subsidiaries of Massachusetts Mutual Life Insurance Company
-----------------------------------------------------------
C.M. Assurance Company
C.M. Benefit Insurance Company
C.M. Life Insurance Company
MassMutual Holding Company
MassMutual Holding Company Two, Inc. (Sold in March 1996)
MassMutual of Ireland, Limited
MML Bay State Life Insurance Company
MML Distributors, LLC

    Subsidiaries of MassMutual Holding Company
    ------------------------------------------
    GR Phelps, Inc.
    MassMutual Holding Trust I
    MassMutual Holding Trust II
    MassMutual Holding MSC, Inc.
    MassMutual International, Inc.
    MassMutual Reinsurance Bermuda (Sold in December 1996)
    MML Investor Services, Inc.
    State House One (Liquidated in December 1996)

    Subsidiaries of MassMutual Holding Trust I
    ------------------------------------------
    Antares Leveraged Capital Corporation - 98.5%
    Charter Oak Capital Management, Inc. - 80.0%
    Cornerstone Real Estate Advisors, Inc.
    DLB Acquisition Corporation - 84.8%
    Oppenheimer Acquisition Corporation - 88.55%

    Subsidiaries of MassMutual Holding Trust II
    -------------------------------------------
    CM Advantage, Inc. - (Liquidated in December 1997)
    CM International, Inc.
    CM Property Management, Inc. - (Liquidated in December 1997)
    High Yield Management, Inc.
    MMHC Investments, Inc.
    MML Realty Management
    Urban Properties, Inc.
    Westheimer 335 Suites, Inc.

    Subsidiaries of MassMutual International
    ----------------------------------------
    MassLife Seguros de Vida (Argentina) S. A.
    MassMutual International (Bermuda) Ltd.
    Mass Seguros de Vida (Chile) S. A.
    MassMutual International (Luxemburg) S. A.

    MassMutual Holding MSC, Incorporated
    ------------------------------------
    MassMutual/Carlson CBO N. V. - 100%
    MassMutual Corporate Value Limited - 46%
    9048 - 5434 Quebec, Inc.

    Affiliates of Massachusetts Mutual Life Insurance Company
    ---------------------------------------------------------
    MML Series Investment Fund
    MassMutual Institutional Funds
    Oppenheimer Value Stock Fund

PART II. INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 14.Other Expenses of Issuance and Distribution

   Not applicable.

Item 15.Indemnification of Directors and Officers

C.M. Life directors and officers are indemnified under its by-laws. C.M. Life indemnifies each person who was or is a party to any threatened, pending or completed action, suit or to any liability to any entity which is registered as an investment company under the Investment Company Act of 1940 or to the security holders thereof provided that:

   (a) Such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

   (b) With respect to any criminal action or proceeding, such person had no reasonable cause to believe their conduct was unlawful;

   (c) Unless ordered by a court, indemnification shall be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances set forth in subparagraphs (a) and (b) above, such determination to be made (i) by the Board of Directors of the C.M. Life by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the corporation.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of C.M. Life pursuant to the foregoing provisions, or otherwise, C.M. Life has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by C.M. Life of expenses incurred or paid by a director, officer or controlling person of C.M. Life in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, C.M. Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

Item 16.Exhibits and Financial Statement Schedules


Exhibit Number           Description                       Method of Filing
--------------           -----------                       ----------------
    (1)                  Form of Underwriting Agreement                            *
                         with MML Distributors

    4                    Form of Individual Annuity Contract                       Filed herewith

    5                    Opinion re legality                                       Filed herewith

    23(i)                (a) Consent of Coopers & Lybrand L.L.P. &
                         (b) Arthur Andersen LLP
                             Independent Accountants
                         (c) Opinion of Arthur Andersen LLP
                             Independent Accountants                               Filed herewith
    23(ii)               Financial Statement
                         Schedules                                                 Filed herewith

    24                   C. M. Life Powers of Attorney                             Filed herewith

    27                   Financial Data Schedule                                   Filed herewith

(*)Incorporated by reference to Post-Effective Amendment No. to Registration Statement File No. 333-2347, filed and effective May 1, 1997.

Item 17.Undertakings

        (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i.) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Post-Effective Amendment No. 8 to Registration Statement No. 333-2347 (formerly 33-85988) to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 20th day of March, 1998.

       C.M. LIFE INSURANCE COMPANY
      By: /s/ Lawrence V. Burkett, Jr.*
          ------------------------------
          Lawrence V. Burkett, Jr., President and Chief Executive Officer C.M. Life Insurance Company

/s/ Richard M. Howe     On March 20, 1998, as Attorney-in-Fact pursuant to
---------------------   powers of attorney filed herewith.
* Richard M. Howe

     As required by the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement No. 333-2347 (formerly 33-85988) has been signed by the following persons in the capacities and on the duties indicated.



    Signature                             Title                                         Date
    ---------                             -----                                         ----
/s/ Lawrence V. Burkett, Jr.*             President and Chief                           March 20, 1998
-------------------------------           Executive Officer
Lawrence V. Burkett, Jr.

/s/ Edward M. Kline *                     Treasurer (Principal Financial                March 20, 1998
-------------------------------           Officer)
Edward M. Kline

/s/ John M. Miller, Jr.*                  Second Vice President and                     March 20, 1998
-------------------------------           Comptroller (Principal Accounting Officer)
John M. Miller Jr.

/s/ John B. Davies *                      Director                                      March 20, 1998
-------------------------------
John B. Davies

/s/ Stuart H. Reese *                     Director                                      March 20, 1998
-------------------------------
Stuart H. Reese

/s/ Richard M. Howe                       On March 20, 1998, as Attorney-in-Fact pursuant to
-------------------------------           powers of attorney filed herewith.
*Richard M. Howe


                               LIST OF EXHIBITS

Exhibit 4       Form of Individual Annuity Contract
                And Form of Individual Annuity Certificate

Exhibit 5       Opinion re legality

Exhibit 23(i)   Consent of Independent Accountants
          (a)   Coopers & Lybrand, L.L.P.
          (b)   Arthur Andersen LLP
          (c)   Arthur Andersen, LLP's Report of Independent Public Accountants

Exhibit 23(ii)  Financial Statement Schedules

Exhibit 24      Powers of Attorney

Exhibit 27      Financial Data Schedule